UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ARCHER-DANIELS-MIDLAND COMPANY

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING
PROXY STATEMENT

ARCHER-DANIELS-MIDLAND COMPANY
4666 Faries Parkway, Decatur, Illinois 62526-5666

NOTICE OF ANNUAL MEETING

To All Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Archer-Daniels-Midland Company, a Delaware corporation, will be held at the JAMES R. RANDALL RESEARCH CENTER, 1001 Brush College Road, Decatur, Illinois, on Thursday, November 8, 2007, commencing at 10:30 A.M., for the following purposes:

(1) To elect Directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2) If properly presented, to consider and act upon the Stockholders’ proposals set forth in the accompanying Proxy Statement, and

(3) To transact such other business as may properly come before the meeting.

By Order of the Board of Directors

D. J. Smith, Secretary

September 29, 2007

ARCHER-DANIELS-MIDLAND COMPANY
4666 Faries Parkway, Decatur, Illinois 62526-5666

September 29, 2007

PROXY STATEMENT

General Matters

Our board of directors asks that you complete the accompanying proxy for the annual stockholders’ meeting. The meeting will be held at the time, place, and location mentioned in the Notice of Annual Meeting included in this mailing. We are first mailing our stockholders this proxy statement and a proxy form (included in this mailing) around September 29, 2007.

We pay the costs of soliciting proxies from our shareholders. We have retained Georgeson Inc. to help us solicit proxies. We will pay Georgeson Inc. $23,000 plus reasonable expenses for its services. Our officers may solicit proxies by means other than mail. Our other employees or employees of Georgeson Inc. may also solicit proxies in person or by telephone, mail, or the internet at a cost we expect will be nominal. We will reimburse brokerage firms and other securities custodians for their reasonable expenses in forwarding proxy materials to their principals.

We have a policy of keeping confidential all proxies, ballots, and voting tabulations that identify individual stockholders. Such documents are available for examination only by the inspectors of election, our transfer agent and certain employees associated with processing proxy cards and tabulating the vote. We will not disclose any stockholder’s vote except in a contested proxy solicitation or as may be necessary to meet legal requirements.

Our common stock shareholders of record at the close of business on September 14, 2007 are the only people entitled to notice of the annual meeting and to vote at the meeting. At the close of business on September 14, 2007, we had 644,261,671 outstanding shares of common stock, each share being entitled to one vote on each of the nine director nominees and on each of the other matters to be voted on at the meeting. Our stockholders are the only people entitled to attend the annual meeting. If you are a stockholder of record and plan to attend, please detach the admission ticket from the top of your proxy card and bring it with you to the meeting. The number of people we will admit to the meeting will be determined by how the shares are registered, as indicated on the admission ticket. If you are a stockholder whose shares are held by a broker, bank, or other nominee, please request an admission ticket by writing to our office at Archer-Daniels-Midland Company, Shareholder Relations, 4666 Faries Parkway, Decatur, Illinois 62526-5666. Your letter to our office must include evidence of your stock ownership. You can obtain evidence of ownership from your broker, bank, or nominee. Stockholders who do not pre-register will only be admitted to the meeting upon verification of stock ownership. The number of tickets sent will be determined by the manner in which shares are registered. If your request is received by October 25, 2007, an admission ticket will be mailed to you. All other admission tickets can be obtained at the registration table located at the James R. Randall Research Center lobby beginning at 8:30 A.M. on the day of the meeting.

If you properly execute the enclosed proxy form, your shares will be voted at the meeting. You may revoke your proxy form at any time prior to voting by

(1) delivering written notice of revocation to our Secretary,

(2) delivering to our Secretary a new proxy form bearing a date later than your previous proxy, or

(3) attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

Under our bylaws as amended in February 2007, directors are elected by a majority vote in an uncontested election (one in which the number of nominees is the same as the number of directors to be elected) and by a plurality vote in a contested election (one in which the number of nominees exceeds the number of directors to be elected). Because this year’s election is an uncontested election, each director nominee receiving a majority of votes cast will be elected (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Approval of each other proposal presented in the proxy statement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or by proxy at the meeting and entitled to vote. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the other proposals to be voted on at the meeting, abstentions are treated as shares present or represented and voting, and therefore have the same effect as negative votes. Broker non-votes (shares held by brokers who do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Principal Holders of Voting Securities

Based upon filings with the Securities and Exchange Commission (SEC), we know that the following stockholders are beneficial owners of more than 5% of our outstanding common stock shares:

Name and Address of Beneficial Owner	Amount	Percent of Class

Barclays Global Investors, NA	68,635,451(1)	10.65
and Related Entities 45 Fremont St., 17th Floor San Francisco, CA 94105
State Farm Mutual Automobile Insurance Company	56,560,247(2)	8.78
and Related Entities One State Farm Plaza Bloomington, IL 61710

(1)	Based on a Schedule 13G filed with the SEC on January 23, 2007, Barclays Global Investors, NA and related entities have sole dispositive power with respect to 68,635,451 shares and sole voting power with respect to 61,072,903 shares.

(2)	Based on a Schedule 13G filed with the SEC on February 14, 2007, State Farm Mutual Automobile Insurance Company and related entities have shared voting and dispositive power with respect to 265,505 shares and sole voting and dispositive power with respect to 56,294,742 shares.

Election of Directors

Our board of directors has fixed the size of the board at nine. Unless you provide different directions, we intend for board-solicited proxies (like this one) to be voted for the nominees named below.

Eight of the nine nominees proposed for election to the board of directors are presently members of the board, have previously been elected by our stockholders and have served continuously as directors from the year stated in the table below. Messrs. R. S. Joslin and O. G. Webb are not nominees for re-election. The new nominee for election is Dr. Victoria Haynes. Dr. Haynes was recommended by the Nominating/Corporate Governance Committee after having been identified by a third-party search firm retained by the Nominating/Corporate Governance Committee to assist in identifying and evaluating potential nominees.

The nominees would hold office until the next annual stockholders’ meeting and until their successors are elected and qualified. If any nominee for director becomes unable to serve as a director, we intend that the persons named in the proxy may vote for a substitute who will be designated by the board of directors. The board has no reason to believe that any nominee will be unable to serve as a director.

Our bylaws were amended in February 2007 to require that each director be elected by a majority of votes cast with respect to that director in an uncontested election (where the number of nominees is the same as the number of directors to be elected). In a contested election (where the number of nominees exceeds the number of directors to be elected), the plurality voting standard governs the election of directors. Under the plurality standard, the number of persons equal to the number of directors to be elected who receive more votes than the other nominees are elected to the board, regardless of whether they receive a majority of the votes cast. Whether an election is contested or not is determined as of the day before we first mail our meeting notice to stockholders. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the board as a “holdover director.” However, under an amendment to our Corporate Governance Guidelines approved by our board in February 2007, each director annually submits an advance, contingent, irrevocable resignation that the board may accept if the director fails to be elected through a majority vote in an uncontested election. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the board about whether to accept or reject the resignation. The board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days after the date the election results are certified. The board will nominate for election or re-election as director, and will elect as directors to fill vacancies and new directorships, only candidates who agree to tender the form of resignation described above. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the board as a “holdover director.”

The table below lists the nominees, their ages, positions with our company, principal occupations, directorships of other publicly-owned companies, the year in which each first became a director, and the number of shares of common stock beneficially owned as of September 14, 2007, directly or indirectly. Unless otherwise indicated in the footnotes to the following table, and subject to community property laws where applicable, we believe that each nominee named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all of the nominees have been executive officers of their respective companies or employed as otherwise specified below for at least the last five years.

	Year First
Name, Age, Principal Occupation or	Elected	Common		Percent
Position, Directorships of Other	as	Stock		of
Publicly-Owned Companies	Director	Owned		Class

Alan L. Boeckmann, 59	2004	13,624	(1)	*
Chairman and Chief Executive Officer of Fluor Corporation (an engineering and construction firm) since February, 2002, Chief Operating Officer of Fluor Corporation from December, 2000 - February, 2002, Chief Executive Officer of Fluor Daniel Engineers & Constructors from March, 1999 - December, 2000, Director of Burlington Northern Santa Fe Corporation

Mollie Hale Carter, 45	1996	11,659,439	(1)(2)(3)	1.81
Chairman, Chief Executive Officer and President, Sunflower Bank and Vice President, Star A, Inc. (a farming and ranching operation), Director of Westar Energy, Inc.
Victoria F. Haynes, 59		0		*
President and Chief Executive Officer of RTI International (an independent, non-profit corporation that performs scientific research and develops technology), Director of PPG Industries, Inc. and Nucor Corporation

Antonio Maciel Neto, 50	2006	3,949	(1)	*
Chief Executive Officer of Suzano Papel e Celulose (a Brazilian paper and pulp company) since April, 2006, President of Ford South America from October, 2003 - April, 2006, President of Ford Brazil from July, 1999 - October, 2003

Patrick J. Moore, 53	2003	29,735	(1)	*
Chairman and Chief Executive Officer of Smurfit-Stone Container Corporation (a producer of paperboard and paper-based packaging products)
M. Brian Mulroney, 68	1993	85,192	(1)	*
Senior Partner in the law firm of Ogilvy Renault, Director of Barrick Gold Corporation, Quebecor Inc.,Quebecor World, Inc., Wyndham Worldwide Corporation and Blackstone Group Management L.L.C.
Thomas F. O’Neill, 60	2004	9,297	(1)	*
Principal, Sandler O’Neill & Partners, L.P. (an investment banking firm), Director of The Nasdaq Stock Market, Inc. and Misonix, Inc.
Kelvin R. Westbrook, 52	2003	25,527	(1)	*
Chairman and Chief Strategic Officer of Millennium Digital Media Systems, L.L.C. (a broadband services company), since October, 2006(4), President and Chief Executive Officer of Millennium Digital Media, L.L.C. from May 1997 - October, 2006, Director of Angelica Corporation and Stifel Financial Corp.

Patricia A. Woertz, 54	2006	465,281	(5)	*
Chairman since February 2007, President and Chief Executive Officer since May 2006, previously Executive Vice President of Chevron Corporation (a diversified energy company)

*	Less than 1% of outstanding shares

(1)	Includes stock units allocated under our Stock Unit Plan for Nonemployee Directors that are deemed to be the equivalent of outstanding shares of common stock for accounting and valuation purposes.

(2)	Includes 4,839,982 shares owned by or in trust for members of Ms. Carter’s family with respect to which Ms. Carter disclaims beneficial interest in 1,041,724 shares. Includes 6,645,882 shares held in family corporations with respect to which Ms. Carter disclaims any beneficial interest in 6,047,753 shares.

(3)	Includes 503,740 shares pledged as collateral by a corporation in which Ms. Carter is a director, executive officer and 9% shareholder.

(4)	Mr. Westbrook has informed us of his decision to leave his positions with Millennium Digital Media Systems, L.L.C. effective October 5, 2007. He will serve as President and Chief Executive Officer of MDM Advisors, LLC, a consulting and advisory firm, after such date.

(5)	Includes 27,754 shares that are unissued but are subject to stock options exercisable within 60 days from the date of this proxy statement.

Mr. Joslin beneficially owns 52,625 shares of common stock, constituting less than 1% of the outstanding shares of common stock, which number includes stock units allocated under our Stock Unit Plan for Nonemployee Directors that are deemed to be the equivalent of outstanding shares of common stock for accounting and valuation purposes. Mr. Webb beneficially owns 44,499 shares of common stock, constituting less than 1% of the outstanding shares of common stock, which number includes stock units allocated under our Stock Unit Plan for Nonemployee Directors that are deemed to be the equivalent of outstanding shares of common stock for accounting and valuation purposes.

Certain Relationships and Related Transactions

During the fiscal year ended June 30, 2007, D. C. Riddle (an executive officer) was indebted to our subsidiary, Hickory Point Bank & Trust, fsb (“HPB”) pursuant to a home loan and a consumer loan. Each of the loans described in this paragraph was made in the ordinary course of HPB’s business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with wholly-unrelated parties and did not involve more than the normal risk of collectibility or present other unfavorable features. Each of such loans has been repaid in full as of the date of this proxy statement.

During the fiscal year ended June 30, 2007, we employed in non-executive officer positions immediate family members of one of our directors and one of our executive officers at compensation levels requiring disclosure pursuant to SEC rules. The compensation of each such family member, including participation in benefit plans generally made available to similarly situated employees, was established in accordance with our employment and compensation practices applicable to employees with similar qualifications and responsibilities and holding similar positions. The son of O. G. Webb (a director) was employed as our Vice President-Public Relations. We also employed the brother-in-law of C. A. Fischer (an executive officer) as a Vice President-ADM Grain. The salary provided to each of these individuals for service during fiscal 2007 was between $120,000 and $250,000.

The spouse of L. W. Batchelder (an executive officer) owns and operates a company which acts as a broker and reseller of xanthan gum that we manufacture and sell. During the fiscal year ended June 30, 2007, we made approximately $615,138 in brokerage payments to such company.

Mr. G. Allen Andreas resigned as Chairman and as director of the company effective February 3, 2007. Pursuant to a Transition Agreement dated as of May 5, 2006 between the company and Mr. Andreas, as amended, Mr. Andreas will remain an employee of the company through June 30, 2008 and will receive a salary of $1 million per year during the term of his employment. In accordance with the Transition Agreement and the applicable granting documents, upon Mr. Andreas’ retirement on June 30, 2008, those equity grants which contain provisions permitting the continuation of vesting or continuation of the period of restriction post-retirement shall continue to be governed by such provisions and all other outstanding grants, subject to Mr. Andreas’ compliance with a covenant not to compete, shall become vested as of June 30, 2008 or if not permitted to become vested on such date, monetized and paid in cash on the later of the date which such grant would otherwise have become vested or the first date on which such payment would not be subject to the tax imposed by Internal Revenue Code Section 409A. The Transition Agreement also provides that:

•	Mr. Andreas will be provided with office and secretarial support, air and ground transportation and access to existing corporate lodging for both company business and personal purposes until July 1, 2008. The total estimated value of these benefits provided during fiscal 2007 was $247,837.

•	Mr. Andreas and his family may continue to participate in our medical, health and life insurance plans until July 1, 2008, with the cost to the company of these benefits being $5,829 per year;

•	Mr. Andreas will be credited with service and age credits as an employee under our supplemental retirement plans until July 1, 2008; and

•	Mr. Andreas will be paid $1,000,000 on September 1, 2009 if he has remained in compliance until that time with certain confidentiality and non-compete obligations specified in the Transition Agreement.

In addition, we reimbursed Mr. Andreas for $1,228,727 of relocation expenses during fiscal 2007, which amount includes the company’s purchase of Mr. Andreas’ residence in Decatur, Illinois.

Review and Approval of Certain Relationships and Related Transactions

Various policies and procedures of our company, including our Business Code of Conduct and Ethics, our bylaws, the charter of the Nominating/Corporate Governance Committee and annual questionnaires completed by all of our directors and executive officers, require disclosure of and otherwise identify to the company transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules as “related person transactions” between our company or its subsidiaries and related persons. For these purposes, a related person is a director, executive officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members.

Although the company’s processes vary with the particular transaction or relationship, in accordance with our Business Code of Conduct and Ethics, directors, executive officers and other company employees are directed to inform appropriate supervisory personnel as to the existence or potential existence of such a transaction or relationship. To the extent a related person is involved in the relationship or has a material interest in the transaction, the company’s practice, although not part of a written policy, is to refer consideration of the matter to the board or the Audit Committee. The transaction or relationship will be evaluated by the board or the committee, which will approve or ratify it if it is determined that the transaction or relationship is fair and in the best interests of the company. Generally, transactions and series of related transactions of less than $120,000 are approved or ratified by appropriate company supervisory personnel and are not approved or ratified by the board or a committee thereof.

All of the transactions and relationships described in the preceding section were considered and approved or ratified either by our board or an appropriate committee of the board.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of copies of reports furnished to us during the fiscal year ended June 30, 2007, the following persons filed the number of late reports or failed to file reports representing the number of transactions set forth after his name: J. Stott, 1 report/2 transactions; D.C. Riddle, 1 report/5 transactions.

Executive Stock Ownership Policy

The board of directors believes that it is important for each member of our senior management to acquire and maintain a significant ownership position in shares of our common stock to further align the interests of senior management with the shareholders’ interests. Accordingly, we have adopted a policy regarding ownership of shares of our common stock by senior management. The policy calls for members of senior management to own shares of common stock with a fair market value within a range of one to five times that individual’s base salary, depending on each individual’s level of responsibility with the company.

Executive Officer Stock Ownership

The following table shows the number of shares of our common stock beneficially owned as of September 14, 2007, directly or indirectly, by each of the executive officers, other than the Chief Executive Officer, named in the Summary Compensation Table on page 18.

		Options
	Common Stock	Exercisable	Percent
Name	Owned(1)	Within 60 Days	of Class

D. J. Smith	290,361	88,561		*
W. H. Camp	284,723	38,718		*
J. D. Rice	284,427	51,232		*
D. J. Schmalz	417,780	56,040		*
L. W. Batchelder	207,008	29,987		*

*	Less than 1% of outstanding shares

(1)	Includes shares allocated to the accounts of the named individuals under our 401(k) and Employee Stock Ownership Plan.

Common stock beneficially owned as of September 14, 2007 by all directors and executive officers as a group, numbering 32 persons including those listed above, is 15,425,425 shares representing 2.40% of the outstanding shares, of which 579,149 shares are unissued but are subject to stock options exercisable within 60 days from the date of this proxy statement.

Independence of Directors

NYSE Independence

The listing standards of the New York Stock Exchange, or NYSE, require companies listed on the NYSE to have a majority of “independent” directors. Subject to certain exceptions and transition provisions, the NYSE standards generally provide that a director will qualify as “independent” if the board affirmatively determines that he or she has no material relationship with our company other than as a director, and will not be considered independent if:

(1) the director or a member of the director’s immediate family is, or in the past three years has been, one of our executive officers or, in the case of the director, one of our employees;

(2) the director or a member of the director’s immediate family has received more than $100,000 per year in direct compensation from us other than for service as a director, provided that compensation received by an immediate family member for service as a non-executive officer employee is not considered in determining independence;

(3) the director is employed by one of our independent auditors, a member of the director’s immediate family is employed by one of our independent auditors in a specified capacity, or the director or a member of the director’s immediate family was within the last three years (but is no longer) an employee of one of our independent auditors and personally worked on one of our audits;

(4) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or

(5) the director is a current employee of, or a member of the director’s immediate family is an executive officer of, a company that makes payments to, or receives payments from, us in an amount which, in any 12-month period during the past three years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Bylaw Independence

Section 2.8 of our bylaws also provides that a majority of the board of directors be comprised of independent directors. Under our bylaws, an “independent director” means a director who

(1) is not a current employee or a former member of our senior management or the senior management of one of our affiliates,

(2) is not employed by one of our professional services providers,

(3) does not have any business relationship with us, either personally or through a company of which the director is an officer or a controlling shareholder, that is material to us or to the director,

(4) does not have a close family relationship, by blood, marriage, or otherwise, with any member of our senior management or the senior management of one of our affiliates,

(5) is not an officer of a company of which our Chairman or Chief Executive Officer is also a board member,

(6) is not personally receiving compensation from us in any capacity other than as a director, and

(7) does not personally receive or is not an employee of a foundation, university, or other institution that receives grants or endowments from us, that are material to us, the recipient, or the foundation/university/institution.

The board of directors has reviewed business and charitable relationships between us and each non-employee director and director nominee, including those described above in the Certain Relationships and Related Transactions section, to determine compliance with the NYSE and bylaw standards described above and to evaluate whether there are any other facts or circumstances that might impair a director’s or nominee’s independence. Based on that review, the board has determined that eight of its ten current members, Messrs. Boeckmann, Joslin, Maciel, Moore, Mulroney, O’Neill, Webb and Westbrook and Ms. Carter, and the new director nominee, Dr. Haynes, are independent. Ms. Woertz is not independent under the NYSE or bylaw standards because of her employment with us. Mr. Mulroney is not independent under our bylaw standards because he is the senior partner of a law firm that provides professional services to us. Prior to his resignation from the board in February 2007, Mr. Andreas had not been considered independent under the NYSE or bylaw standards because of his employment with us.

In determining that Mr. Moore is independent, the board considered that, in the ordinary course of business, Smurfit-Stone Container Corporation, of which Mr. Moore is Chairman and Chief Executive Officer, purchased approximately $11 million worth of certain commodity products from our company on an arms-length basis during the fiscal year ended June 30, 2007. The board determined that Mr. Moore does not have a direct or indirect material interest in such commodity transactions and that such commodity transactions do not otherwise impair Mr. Moore’s independence.

In addition to the items discussed in this proxy statement under Certain Relationships and Related Transactions with respect to Mr. Webb, in determining that Ms. Carter and Mr. Webb are independent, the board considered that, during the fiscal year ended June 30, 2007, Ms. Carter’s brother was employed by our company as a warehouse shipping manager, that Ms. Carter’s brother-in-law was employed by our company as a pilot, and that Mr. Webb’s son-in-law was employed by our company as a regional fleet manager. Each of such individuals was employed in a non-executive officer capacity and the salary of each for services during fiscal 2007 was less than $120,000. The board determined that Ms. Carter and Mr. Webb do not have a direct or indirect material interest in such employment relationships and that such employment relationships do not otherwise impair Ms. Carter’s or Mr. Webb’s independence.

Also in determining that Ms. Carter is independent, the board considered that, during the fiscal year ended June 30, 2007, the company purchased from Westar Energy Inc. approximately $2.5 million of utility services in the ordinary course of business and on an arms-length basis. Ms. Carter is a director of Westar Energy Inc. The board determined that Ms. Carter does not have a direct or indirect material interest in such utility transactions and that such utility transactions do not otherwise impair Ms. Carter’s independence.

Corporate Governance Guidelines

The board has adopted corporate governance guidelines that govern the structure and functioning of the board and set out the board’s policies on governance issues. The guidelines, along with the written charters of each of the committees of the board and our bylaws, are posted on our internet site, www.admworld.com, and are available free of charge on written request to Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666.

Executive Sessions

In accordance with our corporate governance guidelines, the non-management directors meet in executive session at least annually. If the non-management directors include any directors who are not independent pursuant to the board’s determination of independence, at least one executive session includes only independent directors. The lead director, or in his or her absence, the chairperson of the Nominating/Corporate Governance Committee, presides at such meetings.

Board Meetings and Attendance at Annual Meetings of Stockholders

During the last fiscal year, our board of directors held four regularly scheduled meetings and two special meetings. All incumbent directors attended 75% or more of the combined total meetings of the board and the committees on which they served during the last fiscal year. We expect all director nominees to attend the annual stockholders’ meeting. Except for Mr. Boeckmann, all director nominees standing for election at our last annual stockholders’ meeting held on November 2, 2006 attended that meeting.

Information Concerning Committees and Meetings

The board’s standing committees are the Audit, Compensation/Succession, Nominating/Corporate Governance, and Executive Committees. Each committee operates pursuant to a written charter adopted by the board, available on our internet site, www.admworld.com.

Audit Committee

The Audit Committee consists of Mr. O’Neill, Chairperson, and Messrs. Boeckmann, Joslin, and Moore. The Audit Committee met ten times during the most recent fiscal year. All of the members of the Audit Committee were determined by the board to be independent directors, as that term is defined in our bylaws, in the NYSE listing standards and in Section 10A of the Securities Exchange Act. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the board determines that such service would not impair such director’s ability to serve effectively on the Audit Committee. The Audit Committee reviews:

(1) the overall plan of the annual independent audit,

(2) financial statements,

(3) the scope of audit procedures,

(4) the performance of our independent auditors and internal auditors,

(5) the auditors’ evaluation of internal controls,

(6) matters of legal compliance, and

(7) certain relationships and related transactions.

Compensation/Succession Committee

The Compensation/Succession Committee consists of Mr. Boeckmann, Chairperson, Ms. Carter, and Messrs. Joslin, Maciel, Webb, and Westbrook. The Compensation/Succession Committee met seven times during the most recent fiscal year. All of the members of the Compensation/Succession Committee were determined by the board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards. The Compensation/Succession Committee:

(1) establishes and administers a compensation policy for senior management,

(2) reviews and approves the compensation policy for all of our employees and our subsidiaries other than senior management,

(3) approves annual cash compensation to any employee in the amount of $250,000 or more,

(4) reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies,

(5) establishes and reviews a compensation policy for non-employee directors,

(6) reviews and monitors our succession plans,

(7) approves awards to employees pursuant to our incentive compensation plans, and

(8) approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

All of the committee’s actions are reported to the board of directors and, where appropriate, submitted to the board of directors for ratification. Members of management attend meetings of the committee and make recommendations to the committee regarding compensation for officers other than the Chief Executive Officer. In determining the Chief Executive Officer’s compensation, the committee considers evaluations prepared by the non-management directors.

In accordance with the General Corporation Law of Delaware, the committee may delegate to one or more officers the authority to grant stock options to other officers and employees who are not directors or executive officers, provided that the resolution authorizing this delegation specify the total number of options that the officer or officers can award. The charter for the Compensation/Succession Committee also provides that the committee may form subcommittees and delegate tasks to them.

The Compensation/Succession Committee regularly consults with compensation experts from nationally-recognized firms on matters such as executive compensation philosophy, compensation and benefit plan design, market information and analyses regarding executive compensation, the amount and forms of compensation awarded, and committee processes. These firms are directly engaged by the Compensation/Succession Committee. In this regard, the Compensation/Succession Committee met with representatives of Mercer Human Resource Consulting during fiscal 2007 in connection with matters that included:

•	Analyses of the elements and aggregate value of compensation paid by our comparator companies to their executive officers;

•	The philosophy behind and structure of revised annual and long-term incentive arrangements for executive officers (see “Compensation Discussion and Analysis” below); and

•	The consultant’s views as to the appropriate compensation to be paid to our executive officers.

For additional information on the responsibilities and activities of the Compensation/Succession Committee, including the committee’s processes for determining executive compensation, see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Mr. Westbrook, Chairperson, Ms. Carter, and Messrs. Maciel, Moore, and O’Neill. The Nominating/Corporate Governance Committee met four times during the most recent fiscal year. All of the members of the Nominating/Corporate Governance Committee were determined by the board to be independent directors, as that term is defined in our bylaws and in the NYSE listing standards. The Nominating/Corporate Governance Committee:

(1) identifies individuals qualified to become members of the board, including evaluating individuals appropriately suggested by stockholders in accordance with our bylaws,

(2) recommends individuals to the board for nomination as members of the board and board committees,

(3) develops and recommends to the board a set of corporate governance principles applicable to the company, and

(4) leads the evaluation of the directors, the board and board committees.

In assessing an individual’s qualifications to become a member of the board, the Nominating/Corporate Governance Committee may consider various factors including education, experience, judgment, independence, integrity, availability, and other factors that the Nominating/Corporate Governance Committee deems appropriate. The Nominating/Corporate Governance Committee strives to recommend candidates that complement the current board members and other proposed nominees so as to further the objective of having a board that reflects a diversity of background and experience with the necessary skills to effectively perform the functions of the board and its committees. The Nominating/Corporate Governance Committee will consider nominees recommended by a stockholder provided the stockholder submits the nominee’s name in a written notice delivered to our Secretary at our principal executive offices not less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual stockholders’ meeting. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, the notice must be received at our principal executive offices not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made (whichever first occurs). Different notice delivery requirements may apply if the number of directors to be elected at an annual meeting is being increased, and we do not make a public announcement naming all of the nominees or specifying the size of the increased board at least 100 days prior to the first anniversary of the preceding year’s annual meeting. Any notice of a stockholder nomination must set forth the information required by Section 1.4(c) of our bylaws, and must be accompanied by a written consent from the proposed nominee to being named as a nominee and to serve as a director if elected, and a written statement from the proposed nominee as to whether he or she intends, if elected, to tender the contingent, irrevocable resignation that would become effective should the individual fail to receive the required vote for re-election at the next meeting of stockholders. All candidates, regardless of the source of their recommendation, are evaluated using the same criteria.

Executive Committee

The Executive Committee consists of Ms. Woertz, Chairperson, Mr. Moore, Lead Director, and Messrs. Mulroney and Webb. The Executive Committee met four times and acted twice by unanimous written consent without a meeting during the most recent fiscal year. The Executive Committee acts on behalf of the board to determine matters which, in the judgment of the Chairman of the board of directors, do not warrant convening a special board meeting but should not be postponed until the next scheduled board meeting. The Executive Committee exercises all the power and authority of the board in the management and direction of our business and affairs except for matters which are expressly delegated to another board committee and matters that cannot be delegated by the board under applicable law, our certificate of incorporation, or our bylaws.

Communications with Directors

We have approved procedures for stockholders and other interested parties to send communications to individual directors or the non-employee directors as a group. You should send any such communications in writing addressed to the applicable director or directors in care of the Secretary, Archer-Daniels-Midland

Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666. All correspondence will be forwarded to the intended recipient(s).

Code of Conduct

The board of directors has adopted a Business Code of Conduct and Ethics that sets forth standards regarding matters such as honest and ethical conduct, compliance with law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Business Code of Conduct and Ethics applies to all of our employees, officers, and directors, including our principal executive officer, principal financial officer, and principal accounting officer. The Business Code of Conduct and Ethics is available at our internet site, www.admworld.com, and is available free of charge on written request to Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666. Any amendments to certain provisions of the Business Code of Conduct and Ethics or waivers of such provisions granted to certain executive officers will be promptly disclosed on our internet site.

Compensation Discussion and Analysis

Overview

The executive compensation programs of the Company are designed to attract, retain, and motivate highly-talented individuals to lead the Company and to be competitive with the total compensation provided by a comparator group of companies for positions involving similar duties and responsibilities. The Compensation/Succession Committee (the “Committee”) defines competitiveness as providing targeted total compensation between the 40th and 60th percentile levels of total compensation offered by a comparator group of companies. The comparator group of companies was selected by the Committee with input from management and compensation consultants retained by the Committee. The primary factors considered in compiling this comparator group of companies included the nature and scope of business(es), size and location. The companies included in the comparator group were: Altria Group Inc.; Anheuser-Busch Company Inc.; Bunge Ltd.; Caterpillar Inc.; Conagra Foods, Inc.; Deere & Co.; Dow Chemical; Du Pont (EI) De Nemours; General Mills Inc.; Hess Corp.; International Paper Company; Kraft Foods Inc.; Lyondell Chemical Co.; Marathon Oil Corp.; PepsiCo Inc.; Sara Lee Corp.; Sunoco Inc.; Tesoro Corp.; Tyson Foods Inc.; Valero Energy Corp.; and Weyerhaeuser.

These programs consist of both annual and long-term components, which are considered together in assessing whether the programs are achieving the objectives. Historically, base salary has been the only material annual component of the compensation programs; the long-term components have been stock option and restricted stock awards granted pursuant to the personal and Company-based performance criteria described below, as well as participation in the deferred compensation and retirement plans. The Committee has allocated total compensation between annual and long-term elements based upon a desire to provide each executive with annual cash compensation that is competitive, and with long-term compensation, including both equity-based incentives and cash retirement benefits, that will both align an executive’s interests with those of the stockholders and appropriately reward and encourage long-term service with the Company. The Committee monitors and evaluates the various components and the allocation of compensation between these components by reference to a detailed written summary of all compensation paid to executives that is updated annually.

The members of the Committee familiarize themselves with compensation trends and competitive conditions through periodic consultations with compensation experts from nationally-recognized firms and by reviewing publicly-filed documents. During fiscal 2007, the Committee re-examined the structure of the executive compensation programs and retained Mercer Human Resource Consulting to provide advice, recommendations, market information and analyses to facilitate this review. Through meetings and other communications with representatives of Mercer Human Resource Consulting, the Committee received general information regarding trends in executive compensation and a detailed analysis of the elements and aggregate value of the executive compensation programs of the comparator group of companies. As a result of this review, the Committee recommended to the Board of Directors and the Board of Directors approved the following changes to the executive compensation programs for fiscal 2008:

•	Introduction of an annual cash incentive award for executive officers and other key employees based upon financial performance as measured by return on net assets and Company-wide performance relating to safety and personnel development;

•	Discontinuance of the portion of the annual equity-based incentive awards that were based on the achievement of individual performance objectives;

•	Using return on net assets rather than total business return as the metric for the determination of the Company performance portion of the annual equity-based incentive awards;

•	Altering the mix of equity-based incentive awards granted on the basis of Company performance to be payable in the form of stock options and restricted stock in equal portions; and

•	Issuing restricted stock units in lieu of restricted stock for non-U.S. based participants.

These changes, which are discussed in greater detail below, are generally expected to increase the performance-based portion of both annual cash compensation and total compensation, to increase the portion of performance-based compensation for executives that is based on Company rather than on individual performance, and to better align the Company’s compensation structure with prevailing market practices. The decision to introduce a metric based on the return on net assets reflects a belief that this metric represents a measurement tool that closely correlates to growth in stockholder value and directly reflects the impact of management’s decisions on the Company’s financial performance. The Committee also believes that the equal allocation between stock options and restricted stock, which places greater emphasis on stock options than had previously been the case, more appropriately balances the differing incentives provided by stock options, which reward only future increases in the stock price, and restricted stock, which provides an ownership interest the value of which will rise or fall in tandem with the holdings of the stockholders. Finally, the introduction of restricted stock units is intended to address situations in which the award of restricted stock would be uneconomical because of tax or other regulatory restrictions outside of the U.S.

In the case of all executive officers except Ms. Woertz, the Committee considers the recommendations of Ms. Woertz and the individual’s immediate supervisor in establishing each person’s compensation. Ms. Woertz attends Committee meetings, other than executive sessions of the Committee and sessions when her performance or compensation is being considered, to provide the Committee her assessment of each executive’s performance, both as an individual and with respect to the functions or business units he or she oversees, and also to provide specific recommendations as to the amount of each element of compensation that should be paid to the executive. The non-management directors evaluate the performance of Ms. Woertz, which is considered by the Committee in establishing the compensation for Ms. Woertz.

The compensation for Ms. Woertz, who joined the Company in May 2006 as President and Chief Executive Officer, was determined through negotiation prior to her joining the Company and was reflected in the Terms of Employment. The Committee retained an outside compensation expert specifically to advise it with respect to Ms. Woertz’s compensation. Prior to approving the Terms of Employment, the Committee considered the advice of this expert, analyzed information regarding the total compensation provided to the chief executive officers of other public companies of a comparable size, and considered the attributes Ms. Woertz would bring to the positions of President and Chief Executive Officer in the context of the competitive marketplace. The Committee believes the terms of Ms. Woertz’s employment are consistent with the above-stated objectives.

Annual Compensation

The base salary for each executive is established based upon the objectives described above. Each year, the Committee approves a percentage range within which base salaries for executives may be increased, with the range established based on factors such as inflation, labor agreements, and Company performance. From time-to-time, an increase in base salary outside of this range will be approved if an executive is promoted or if it is determined, based on updated market data, that the base salary for a particular position is no longer competitive. Other than increases related to promotions or market adjustments, annual increases in base salary for executives have not typically, nor did they in fiscal 2007, exceed 6%. An increase in base salary for a particular executive within the established range is primarily based upon an assessment of that executive’s individual performance during the most recently completed fiscal year. Executives are also eligible to defer up to 75% of their annual base salary until specified future dates in accordance with the non-qualified deferred compensation plans — earnings credits are added to deferred compensation based upon hypothetical investment elections available under these plans and chosen by the executive. The Committee believes these plans provide the executives with an appropriate vehicle to reduce their current income for tax purposes and save for the future at limited cost to the Company.

Certain perquisites are provided to the executives on an annual basis as well as matching contributions under our Employee Stock Ownership and 401(k) Plans. The Committee does not believe these elements of compensation are financially material to the Company, individually or in the aggregate, but are important in making the overall compensation programs competitive.

The Company has not historically paid annual cash bonuses, except in limited situations, preferring to emphasize performance-based compensation in the form of equity-based awards. Except for Ms. Woertz as described below, none of the executive officers received a cash bonus in fiscal 2007. Pursuant to the Terms of Employment, Ms. Woertz is eligible for a target annual cash bonus of at least 125% of her annual base salary. Payment of the target bonus to Ms. Woertz was guaranteed for fiscal 2007. While the Committee continues to believe that equity-based awards are a crucial factor in aligning executives’ interests with those of the stockholders, it recommended, and the Board of Directors approved, the introduction of annual cash incentives for executives beginning in fiscal 2008. Under this new annual cash incentive program, executive officers and certain other employees of the Company will have the opportunity to receive annual cash incentive payments based upon the following criteria:

•	the Company’s annual return on net assets;

•	the Company’s achievement of workplace safety objectives; and

•	the Company’s achievement of personnel development objectives.

The amount of these cash incentive payments will be based on the participant’s base salary and will be allocated 60% to annual financial performance measured by the return on net assets, 20% to the workplace safety objectives, and 20% to the personnel development objectives. Executive officers, other than Ms. Woertz, will have the opportunity to receive annual cash incentive payments ranging from 0% to 100% of their respective base salaries in fiscal 2008. Ms. Woertz will have the opportunity to receive annual cash incentive payments ranging from 0% to 260% of her base salary in fiscal 2008. The Committee retains the discretion to adjust payments under this program up or down for any given year. The primary purpose of this adjustment mechanism is to minimize the possibility that participants would be rewarded or penalized for fluctuations in return on net assets attributable to extraordinary factors.

Long-Term Compensation

During fiscal 2004, based upon a study of the compensation programs conducted by the Committee with the assistance of an outside compensation expert, the Company adopted a long-term incentive compensation program (the “LTI Program”) designed to address what the Committee determined to be a deficiency in long-term incentive compensation and to better align the interests of the executive officers and participating employees with the stockholders by linking awards largely to the Company’s performance. Under the LTI Program in effect for fiscal 2007, executive officers, except Ms. Woertz, and certain employees have the opportunity to receive annual incentive compensation awards in the form of stock options and restricted stock granted under the stock-based award plans which have been approved by the stockholders. For each participant in the LTI Program, a target award amount is determined each year as a percentage of that individual’s base salary. The percentages vary from 35% to 135% of base salary, with percentages increasing for more senior participants. The target award amount is split between personal performance and Company performance, with the Company performance component being more heavily weighted at higher levels of responsibility with more direct influence over the Company’s performance. For the named executive officers, except Ms. Woertz, 70% has been allocated to Company performance, and 30% to individual performance. Individual performance was measured over a one-year performance period, while Company performance was measured over a three-year period. Pursuant to the Terms of Employment, Ms. Woertz did not formally participate in the LTI Program in fiscal 2007 but received awards at the discretion of the Committee commensurate with her position, based upon awards made to other executive officers.

The individual performance, which gives rise to stock option awards under the LTI Program, is assessed by the individual’s supervisor. The Company performance objectives, the achievement of which gives rise to restricted stock awards under the LTI Program, have been based upon the Company achieving specified levels of total business return, based on change in equity value calculated as a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization) less debt, plus dividends, measured on a three-year rolling average. For restricted stock awarded in fiscal 2007, the total business return objectives for fiscal 2004-2006 are summarized as follows:

	Compound Annual	Incentive Earned As
	TBR Over 3 Years	% of Target

Threshold	3%	0%
	6%	50%
Target	9%	100%
	12%	150%
Maximum	15%	200%

	Payouts between percentages listed above are interpolated

The stock options are granted at an exercise price equal to fair market value (as determined in accordance with the applicable plan) on the date of grant, vest incrementally over five years, and are exercisable over a period of ten years. The awards of restricted stock vest three years after the date of grant. All awards granted under the LTI Program vest immediately upon a change in control of the Company or the death of the executive and continue vesting in accordance with their terms if the executive’s employment terminates by reason of disability or retirement. The Committee believes that these are appropriate provisions to provide the executives with some assurance that they will not be disadvantaged with respect to their equity awards in the event of a sale of the Company or certain personal circumstances. This assurance increases the value of these awards to the executives which in turn enhances retention.

The Board of Directors has adopted guidelines for the retention of equity in the Company by executives that require these individuals to own shares of the common stock of the Company with a fair market value within a range of one to five times that individual’s base salary.

Pursuant to Ms. Woertz’s Terms of Employment, upon commencing employment with the Company, she was granted stock options for 138,770 shares of stock which vest incrementally over five-years and are exercisable over a period of ten years, awarded 152,201 shares of restricted stock having a time-based restriction for a period of three years, and awarded 28,785 shares of restricted stock having a time-based restriction for a period of one year.

In connection with the introduction of an annual cash incentive in fiscal 2008, the Committee has eliminated the individual performance element of the LTI Program for all bonus-eligible participants. In addition, for LTI Program awards made beginning in fiscal 2008, the performance metric for the Company performance element has been changed from a three-year rolling total business return to a three-year weighted average return on net assets with more weight being given to the most recent fiscal year’s results (25% — 25% — 50%). As indicated earlier, future equity awards under the LTI Program will be paid-out in equal portions of stock options and restricted stock (or restricted stock units where appropriate for non-U.S. based participants), based on the grant date fair value of the different types of awards.

In addition to participating in the LTI Program as described above for fiscal 2008, with a target amount equal to 500% of her base salary, Ms. Woertz will also be eligible to receive an additional performance-based equity award in fiscal 2008 in the form of stock options with a potential payout value ranging from 0% to 300% of her base salary (the “Supplemental Incentive Plan”). The determination of the actual payout will be based upon company-wide financial performance utilizing multiple financial metrics as well as various non-financial company-wide initiatives, and subject to a year-end review to assess performance related to unanticipated events and circumstances confronted by the Company during the fiscal year.

In addition to the LTI Program, the executives who meet eligibility criteria may participate in the Employee Stock Ownership and 401(k) Plans, which are defined contribution plans including a Company match component, and the qualified Retirement Plan for Salaried Employees, a defined benefit plan. The non-qualified supplemental retirement plan ensures certain participants in the Retirement Plan for Salaried Employees, including the executive officers who meet the one year of service requirement, receive an aggregate retirement benefit equal to that which would have been received under the qualified retirement plan if not for certain limitations under applicable tax law. The Employee Stock Ownership and 401(k) Plans provide a tax-deferred vehicle for executives to save cash compensation for retirement while the Retirement Plan for Salaried Employees, together with the supplemental retirement plan, provides a specific benefit to executives upon retirement based on years of service and calculated by reference to base salary during the later stages of their employment with the Company. The Company does not take prior or potential gains from equity awards into account in determining these retirement benefits due to the speculative nature of equity awards and the belief in the need to establish retirement programs with determinable benefits for the executives and other salaried employees.

Other than the awards and plans described above, the Company does not have any agreements with the executive officers that provide for payment upon termination of employment or upon a change in control. However, the Terms of Employment with Ms. Woertz provide for varying levels of cash and non-cash benefits following a “covered termination” (as defined in the Terms of Employment) within and outside of the change-in-control context. These arrangements are discussed elsewhere in this proxy statement under the caption “Termination of Employment and Change in Control Arrangements.”

Practices with Respect to Grants of Equity Awards

Annual equity awards granted to executive officers under the stock-based award plans are granted promptly following the date of the Committee’s meeting during the first fiscal quarter. In addition to annual awards, the executives may receive awards in connection with joining the Company or changes in their status, including promotions or an agreement to provide continued service to the Company following retirement. One-time awards granted in connection with an executive joining the Company are typically granted on the first day of employment. Other one-time awards are granted when the relevant change in status takes effect. All equity awards to executive officers are granted by the Committee and no attempt is made to time the granting of these awards in relation to the release of material, non-public information. The exercise price of all stock options granted to the executive officers is set at fair market value (as determined in accordance with the applicable plan) on the date of grant. Under these plans, fair market value is the closing market price on the last trading day prior to the date of grant.

Certain Significant Tax and Accounting Issues

Section 162(m) of the Internal Revenue Code as currently interpreted by the Internal Revenue Service, generally disallows a tax deduction to public corporations for compensation paid in excess of $1,000,000 annually to each of the chief executive officer, the chief financial officer, and the three other most highly-compensated executive officers except for qualifying “performance-based” compensation. A portion of the compensation paid to Ms. Woertz will be subject to the deduction limitation. In order to retain the flexibility to compensate the executive officers in a competitive environment in accordance with the principles discussed above, the Committee believes that it would be inadvisable to adopt a strict policy of compliance with the performance-based compensation exception to Section 162(m). The awards of stock options and restricted stock pursuant to the LTI Program, as well as the Supplemental Incentive Plan, qualify as “performance-

based” compensation and are fully-deductible. The Committee will continue to consider future opportunities for compliance with this exception to Section 162(m) that it feels are in best interests of the Company and its stockholders. The Committee believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the Company’s overall tax position.

The Committee is mindful that the non-qualified deferred compensation and supplemental retirement plans create financial statement liabilities and, therefore, the Company attempts to hedge the deferred compensation plan liabilities by directing elective deferrals made by participants into a separate account and investing such account in a manner consistent with the hypothetical investments elected by participants. The Company does not set amounts aside in a “rabbi” trust for the benefit of participants in the deferred compensation or supplemental retirement plans. However, the deferred compensation plans have “rabbi” trust funding triggers in the event of a potential change in control of the Company to provide some measure of assurance to employees that amounts they have chosen to defer from their current compensation will be held for their benefit, subject to creditor claims as required under the applicable tax law. In maintaining the non-qualified plans, the Committee has duly considered that the federal income tax deduction available to the Company occurs at the same time that participants are paid benefits from the applicable plan.

The Company is required to fund its qualified pension plans in a manner consistent with the minimum funding requirements of the Internal Revenue Code and the Employee Retirement Income Security Act (“ERISA”). Historically, the Company has made contributions in excess of the minimum to maintain its plans at or near a full funding level relative to the accrued benefit obligation. The Pension Protection Act of 2006 (“PPA”) has significantly changed the minimum funding requirements of the Internal Revenue Code and ERISA. The Company has made a preliminary analysis of the additional funding commitment resulting from the PPA and estimates that the funding to its pension plans will increase in the short-term to anticipate and comply with the PPA.

Compensation/Succession Committee Report

The Compensation/Succession Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation/Succession Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

A. L. Boeckmann, Chairperson
M. H. Carter
R.S. Joslin
A. Maciel
O.G. Webb
K.R. Westbrook

Compensation/Succession Committee Interlocks and Insider Participation

None of the members of the Compensation/Succession Committee is or has been an employee of our company or any of our subsidiaries. There are no interlocking relationships between our company and other entities that might affect the determination of the compensation of our executive officers. As described in the section of this proxy statement entitled “Certain Relationships and Related Transactions,” the son of O. G. Webb, a member of the Compensation/Succession Committee, is employed by the company.

Summary Compensation Table

The following table summarizes the compensation of our principal executive officer, principal financial officer and our four other most highly compensated executive officers (collectively, the “named executive officers”) for the fiscal year ended June 30, 2007.

						Change in
						Pension Value
						and
						Nonqualified
						Deferred
				Stock	Option	Compensation	All Other
		Salary	Bonus	Awards	Awards	Earnings	Compensation		Total
Name and Principal Position(1)	Year	($)	($)	($) (2)	($) (2)	($) (3)	($)		($)

P. A. Woertz Chairman, President and CEO	2007	1,200,000	1,500,000 (4)	3,639,586	985,267	—	312,442	(5)	7,637,295
D. J. Schmalz Senior Vice President and CFO	2007	759,770	—	2,129,739	358,048	428,527	29,844	(6)	3,705,928
D. J. Smith Executive Vice President, Secretary and General Counsel	2007	897,959	—	1,754,587	275,876	394,283	30,301	(7)	3,353,006
W. H. Camp Executive Vice President	2007	882,017	—	2,397,088	449,028	620,355	28,739	(8)	4,377,227
J. D. Rice Executive Vice President	2007	882,017	—	1,675,202	308,412	402,418	29,548	(9)	3,297,597
L. W. Batchelder Senior Vice President	2007	765,065	—	2,116,676	399,186	602,680	29,594	(10)	3,913,201

(1)	As described in Note 2 to this table, amounts reported for stock and option awards were significantly affected by whether a particular executive officer was eligible for retirement under our retirement benefit plans. Messrs. Schmalz, Camp and Batchelder are currently eligible for early retirement. The difference between amounts reported for retirement-eligible executive officers compared to nonretirement-eligible executive officers was significant enough to result in the designation of Mr. Batchelder as a named executive officer rather than Mr. Rice. We have chosen, however, to include Mr. Rice in this proxy statement along with the named executive officers in the interest of full disclosure.

(2)	The amounts shown for stock and option awards represent the dollar amount of compensation expense recognized for financial statement reporting purposes during fiscal 2007, plus the reduction for risk of forfeiture, in connection with all outstanding grants of options and restricted stock (including grants made prior to fiscal 2007) to each of the listed officers. We calculated these amounts in accordance with the provisions of SFAS No. 123(R) based on the grant date fair value of the awards utilizing the assumptions discussed in Note 8 to our financial statements for the fiscal year ended June 30, 2007. We recognize compensation expense over the service period applicable to a particular grant, which is typically the period over which the grant vests and/or becomes exercisable, and do not adjust the expense based on actual experience; however, for retirement-eligible executive officers, commencing in fiscal year 2006 the stock and option awards have been fully expensed during the fiscal year in which the awards are made. This difference in accounting for stock and option awards under SFAS No. 123(R) results in substantial variability in the amounts shown in these columns between retirement-eligible executive officers and nonretirement-eligible executive officers in the Summary Compensation Table. The amount of compensation expense is not affected by subsequent changes in the price of our common stock.

(3)	Each amount shown in this column represents only the aggregate change in actuarial present value of the named executive officer’s benefit under all defined benefit and actuarial pension plans from the pension plan measurement date for plan year 2006 (March 31) to the measurement date for plan year 2007

(March 31). Ms. Woertz became eligible to participate in these plans on May 1, 2007. No named executive officer received above market or preferential earnings on deferred compensation.

(4)	Represents a guaranteed target annual bonus for fiscal 2007 as provided in Ms. Woertz’s Terms of Employment.

(5)	Includes the following items for Ms. Woertz:

•	$12,998 for reimbursement of taxes in connection with personal use of company-owned aircraft, $4,886 for reimbursement of taxes in connection with the company’s payment of expenses related to personal financial planning advice, and $9,818 for reimbursement of taxes in connection with the company’s payment of relocation expenses;

•	$11,250 in matching contributions under our 401(k) and Employee Stock Ownership Plan; and

•	Perquisites and personal benefits whose aggregate incremental cost to us totaled $273,490, which included:

•	$206,243 for personal use of company-owned aircraft;

•	$35,126 for reimbursement of personal attorney’s fees and tax advice; and

•	Amounts related to payment of relocation expenses, expenses related to personal financial planning advice, personal use of company-owned automobile, and reimbursement of expenses related to home telephone, internet service and security systems.

(6)	Includes the following items for Mr. Schmalz:

•	$5,701 for reimbursement of taxes in connection with the company’s payment of expenses related to personal financial planning advice;

•	$11,250 in matching contributions under our 401(k) and Employee Stock Ownership Plan; and

•	Perquisites and personal benefits whose aggregate incremental cost to us totaled $12,893, which included expenses related to personal financial planning advice, personal use of company-owned automobile, and reimbursement of expenses related to home telephone system.

(7)	Includes the following items for Mr. Smith:

•	$5,701 for reimbursement of taxes in connection with the company’s payment of expenses related to personal financial planning advice;

•	$11,250 in matching contributions under our 401(k) and Employee Stock Ownership Plan; and

•	Perquisites and personal benefits whose aggregate incremental cost to us totaled $13,350, which included expenses related to personal financial planning advice, personal use of company-owned automobile, and reimbursement of expenses related to home telephone and security systems.

(8)	Includes the following items for Mr. Camp:

•	$5,701 for reimbursement of taxes in connection with the company’s payment of expenses related to personal financial planning advice;

•	$11,250 in matching contributions under our 401(k) and Employee Stock Ownership Plan; and

•	Perquisites and personal benefits whose aggregate incremental cost to us totaled $11,788 which included expenses related to personal financial planning advice, personal use of company-owned automobile, and reimbursement of expenses related to home telephone system.

(9)	Includes the following items for Mr. Rice:

•	$5,701 for reimbursement of taxes in connection with the company’s payment of expenses related to personal financial planning advice;

•	$11,250 in matching contributions under our 401(k) and Employee Stock Ownership Plan; and

•	Perquisites and personal benefits whose aggregate incremental cost to us totaled $12,597 which included expenses related to personal financial planning advice, personal use of company-owned automobile, and reimbursement of expenses related to home telephone system.

(10)	Includes the following items for Mr. Batchelder:

•	$5,701 for reimbursement of taxes in connection with the company’s payment of expenses related to personal financial planning advice;

•	$11,250 in matching contributions under our 401(k) and Employee Stock Ownership Plan; and

•	Perquisites and personal benefits whose aggregate incremental cost to us totaled $12,643 which included expenses related to personal financial planning advice, personal use of company-owned automobile, and reimbursement of expenses related to home telephone, internet and security systems.

Aggregate incremental cost to our company of perquisites and personal benefits is determined as follows. In the case of relocation expenses and reimbursement of expenses related to home phone, internet service and security system, incremental cost is determined by the amounts paid to third-party providers. In the case of personal use of company-owned aircraft, incremental cost is based solely on the cost per hour to the company to operate the aircraft, and does not include fixed costs that do not change based on usage, such as purchase costs of the aircraft and non-trip-related hangar expenses. Our direct operating cost per hour of an aircraft is based on the annual costs of fuel, on-board catering, aircraft maintenance, landing fees, trip-related hangar and parking costs, and smaller variable costs, divided by the number of hours the aircraft was operated during the year. In the case of personal use of company-owned automobiles, incremental cost is based on the direct costs to operate the vehicle, such as maintenance, fuel, registration and parking fees, and does not include fixed costs to acquire or lease the vehicle. In the case of personal attorney’s fees, financial planning and tax advice, incremental cost is the amount paid to the service providers.

Employment Agreements

In connection with the election of Ms. Woertz as our President and Chief Executive Officer, we and Ms. Woertz entered into Terms of Employment dated as of April 27, 2006. Pursuant to the Terms of Employment, the board of directors approved an annual salary for Ms. Woertz of $1,200,000, approved a target annual bonus of at least 125% of her annual salary, granted stock options to her for 138,770 shares of our stock vesting on our standard five-year vesting schedule, and awarded 152,201 shares of restricted stock that would vest in a period of three years. Pursuant to the Terms of Employment, there shall be no reduction in Ms. Woertz’s $1,200,000 annual salary as a result of subsequent salary reviews. Payment of a target bonus to Ms. Woertz was guaranteed for fiscal 2007. Pursuant to the Terms of Employment, we also granted Ms. Woertz 28,785 shares of restricted stock that vested in full on May 1, 2007. Ms. Woertz is also entitled to receive, pursuant to the Terms of Employment, other benefits and perquisites comparable to those received by her predecessor as Chief Executive Officer or, if more favorable, other senior officers of ours. Provisions of Ms. Woertz’s Terms of Employment relating to termination of her employment and change of control of our company are described below in the “Termination and Change-of-Control Arrangements” section.

Grants of Plan-Based Awards During Fiscal 2007

The following table summarizes the grants of plan-based awards made to our named executive officers during the fiscal year ended June 30, 2007.

		All Other	All Other
		Stock	Option
		Awards:	Awards:	Exercise		Grant Date
		Number	Number of	or Base	Closing	Fair Value
		of Shares	Securities	Price of	Market	of Stock
		of Stock	Underlying	Option	Price on the	and
		or Units	Options	Awards	Date of	Option
Name	Grant Date	(#)	(#)	($/Sh) (1)	Grant ($)	Awards ($) (2)

P. A. Woertz	—	—	—	—	—	—
D. J. Schmalz	8/10/06	37,680				1,809,791
	8/10/06		14,266	41.81	40.57
D. J. Smith	8/10/06	43,948				2,169,434
	8/10/06		20,205	41.81	40.57
W. H. Camp	8/10/06	43,166				2,130,823
	8/10/06		19,845	41.81	40.57
J. D. Rice	8/10/06	43,166				2,130,823
	8/10/06		19,845	41.81	40.57
L.W Batchelder	8/10/06	37,442				1,848,276
	8/10/06		17,214	41.81	40.57

(1)	Exercise price was determined by using the closing market price of a share of our common stock on the New York Stock Exchange on the trading day immediately prior to the grant date.

(2)	The grant date fair value is generally the amount the company would expense in its financial statements over the award’s service period under SFAS No. 123(R).

All of the awards in the table above were granted under our 2002 Incentive Compensation Plan. All of the awards shown in the “All Other Stock Awards” column in the table above are restricted stock awards, and all of these awards vest in full three years after the date of grant. Under the terms of the restricted stock award agreement pertaining to each of these awards, the recipient of the award may vote and receive cash dividends on restricted shares prior to their vesting date, but may not transfer or pledge the shares in any manner prior to vesting. Dividends on restricted shares are paid at the same rate as dividends to our stockholders generally. Vesting accelerates upon the death of the award recipient or a change in control of our company, and continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested shares are forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested shares will be forfeited, and any shares that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they vested.

All of the awards shown in the “All Other Option Awards” column in the table above are non-qualified stock option awards, vest and become exercisable in five equal annual installments commencing on the first anniversary of the grant date, and must be exercised within ten years after the grant date. The exercise price may be paid in cash or by delivering shares of our common stock that are already owned by the award recipient and that have been held for at least six months. Tax withholding obligations resulting from the exercise may be paid by surrendering a portion of the shares being acquired, subject to certain conditions. Under the terms of the stock option agreement pertaining to each of these awards, vesting and exercisability accelerate upon the death of the recipient or change in control of our company, and continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, a recipient forfeits any interest in the unvested portion of any option, but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option.

The impact of a termination of employment or change in control of our company on restricted stock and stock option awards on our named executive officers is quantified in the “Termination of Employment and Change-in-Control Arrangements” section below.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table summarizes information regarding unexercised stock options and unvested restricted stock awards for the named executive officers as of June 30, 2007.

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option		Stock that		Stock that
	Options	Options		Exercise	Option	have not		have not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)

P. A. Woertz	27,754	111,016	(1)	36.34	5-1-2016	152,201	(9)	5,036,331
D. J. Schmalz	—	14,226	(2)	41.81	8-10-2016
	6,978	27,913	(3)	20.90	8-8-2015
	18,544	27,817	(4)	15.73	8-19-2014
	—	34,352	(5)	13.65	10-14-2013
	—	28,452	(6)	11.30	8-8-2012
	—	24,805	(7)	13.6054	5-1-2010
	—	2,573	(8)	13.5246	5-3-2009	207,217	(10)	6,856,811
D. J. Smith	—	20,205	(2)	41.81	8-10-2016
	9,686	38,747	(3)	20.90	8-8-2015
	13,046	39,137	(4)	15.73	8-19-2014
	6,351	38,112	(5)	13.65	10-14-2013
	5,691	28,452	(6)	11.30	8-8-2012
	8,268	24,805	(7)	13.6054	5-1-2010
	4,133	—		11.3379	5-1-2010
	2,572	2,575	(8)	13.5246	5-3-2009	237,756	(11)	7,867,346
W. H. Camp	—	19,845	(2)	41.81	8-10-2016
	—	33,580	(3)	20.90	8-8-2015
	4,936	29,808	(4)	15.73	8-19-2014
	—	35,572	(5)	13.65	10-14-2013
	1	28,452	(6)	11.30	8-8-2012
	4,592	13,781	(7)	13.6054	5-1-2010
	2,297	—		11.3379	5-1-2010
	2,573	2,573	(8)	13.5246	5-3-2009	228,568	(12)	7,563,315
J. D. Rice	—	19,845	(2)	41.81	8-10-2016
	—	33,580	(3)	20.90	8-8-2015
	—	33,250	(4)	15.73	8-19-2014
	—	34,454	(5)	13.65	10-14-2013
	—	28,452	(6)	11.30	8-8-2012
	9,187	27,561	(7)	13.6054	5-1-2010
	4,593	—		11.3379	5-1-2010
	2,573	2,573	(8)	13.5246	5-3-2009	225,120	(13)	7,449,221
L.W. Batchelder	—	17,214	(2)	41.81	8-10-2016
	—	27,737	(3)	20.90	8-8-2015
	—	31,894	(4)	15.73	8-19-2014
	—	34,418	(5)	13.65	10-14-2013
	—	28,452	(6)	11.30	8-8-2012
	—	13,781	(7)	13.6054	5-1-2010
	—	644	(8)	13.5246	5-3-2009	205,908	(14)	6,813,496

(1)	Stock option vests at the rate of 20% of the initial grant per year, with remaining vesting dates on May 1 of 2008, 2009, 2010, and 2011.

(2)	Stock option vests at the rate of 20% of the initial grant per year, with remaining vesting dates on August 10 of 2007, 2008, 2009, 2010, and 2011.

(3)	Stock option vests at the rate of 20% of the initial grant per year, with remaining vesting dates on August 8 of 2007, 2008, 2009, and 2010.

(4)	Stock option vests at the rate of 20% of the initial grant per year, with remaining vesting dates on August 19 of 2007, 2008, and 2009.

(5)	Stock option vests at the rate of 11.1% of the initial grant per year, with remaining vesting dates on October 14 of 2007, 2008, 2009, 2010, 2011, and 2012.

(6)	Stock option vests at the rate of 11.1% of the initial grant per year, with remaining vesting dates on August 8 of 2007, 2008, 2009, 2010, and 2011.

(7)	Stock option vests at the rate of 25% of the initial grant on May 1, 2007, and 37.5% of the initial grant on each of May 1 of 2008 and 2009.

(8)	Stock option vests at the rate of 11.1% of the initial grant per year, with the remaining vesting date on May 3, 2008.

(9)	Restricted share awards vest as to 152,201 shares on May 1, 2009.

(10)	Restricted share awards vest as to 96,733 shares on August 19, 2007, 72,804 shares on August 8, 2008 and 37,680 shares on August 10, 2009.

(11)	Restricted share awards vest as to 110,581 shares on August 19, 2007, 83,227 shares on August 8, 2008 and 43,948 shares on August 10, 2009.

(12)	Restricted share awards vest as to 103,657 shares on August 19, 2007, 81,745 shares on August 8, 2008 and 43,166 shares on August 10, 2009.

(13)	Restricted share awards vest as to 100,209 shares on August 19, 2007, 81,745 shares on August 8, 2008 and 43,166 shares on August 10, 2009.

(14)	Restricted share awards vest as to 96,122 shares on August 19, 2007, 72,344 shares on August 8, 2008 and 37,442 shares on August 10, 2009.

Option Exercises and Stock Vested During Fiscal 2007

The following table summarizes information regarding stock options exercised by the named executive officers during the fiscal year that ended June 30, 2007, and restricted stock awards to the named executive officers that vested during that same fiscal year.

	Option Awards		Stock Awards
	Number of
	Shares	Value	Number of	Value
	Acquired	Realized	Shares	Realized
	on	on	Acquired	on
	Exercise	Exercise	Upon	Vesting
Name	(#)	($)(1)	Vesting (#)	($) (2)

P. A. Woertz	—	—	28,785	1,044,896
D. J. Schmalz	89,102	2,210,040	35,704	1,311,408
D. J. Smith	—	—	39,613	1,454,985
W. H. Camp	25,009	585,479	36,972	1,357,982
J. D. Rice	66,222	1,398,562	35,810	1,315,301
L.W. Batchelder	36,700	898,715	35,773	1,313,942

(1)	Represents the difference between the market value of the shares acquired upon exercise (calculated using the average of the high and low sale prices reported on the NYSE on the exercise date) and the aggregate exercise price of the shares acquired.

(2)	Represents the market value of the shares that vested, calculated using the average of the high and low sale prices reported on the NYSE on the vesting date.

Pension Benefits

The following table summarizes information regarding the participation of each of the named executive officers in our defined benefit retirement plans as of the pension plan measurement date for the fiscal year ended June 30, 2007.

				Payments
		Number	Present	During
		of Years	Value of	Last
		Credited	Accumulated	Fiscal
		Service	Benefit	Year
Name	Plan Name	(#) (1)	($) (1)	($)

P. A. Woertz	ADM Retirement Plan for Salaried Employees	—	—	—
	ADM Supplemental Retirement Plan II	—	—	—
D. J. Schmalz	ADM Retirement Plan for Salaried Employees	22	642,365	—
	ADM Supplemental Retirement Plan II	22	1,620,197	—
D. J. Smith	ADM Retirement Plan for Salaried Employees	25	392,452	—
	ADM Supplemental Retirement Plan II	25	1,256,783	—
W. H. Camp	ADM Retirement Plan for Salaried Employees	30	535,151	—
	ADM Supplemental Retirement Plan II	30	1,991,832	—
J. D. Rice	ADM Retirement Plan for Salaried Employees	31	504,369	—
	ADM Supplemental Retirement Plan II	31	1,504,431	—
L.W. Batchelder	ADM Retirement Plan for Salaried Employees	36	587,870	—
	ADM Supplemental Retirement Plan II	36	2,058,078	—

(1)	Calculated as of the pension plan measurement date used for financial statement reporting purposes, which was March 31, 2007. Assumptions used to value these amounts are RP2000 mortality and 6.00% interest. Ms. Woertz became eligible to participate in these plans on May 1, 2007.

Qualified Retirement Plan

We sponsor the ADM Retirement Plan for Salaried Employees, which is a qualified defined benefit plan under Section 401(a) of the Internal Revenue Code. The Retirement Plan covers salaried employees of our company and its participating affiliates who have completed one year of service with our company or an affiliate. A participant becomes vested in a benefit under the Retirement Plan after five years of service. The Retirement Plan pension formula calculates a life annuity payable at a normal retirement age of 65 based upon a participant’s final average earnings over 5 of the last 15 years of employment. Earnings for purposes of the pension formula generally include amounts reflected as pay on Form W-2, increased by 401(k) Plan deferrals and elective “cafeteria plan” contributions, and decreased by bonuses, expense allowances/reimbursements, severance pay, income from stock option and restricted stock awards or cash payments in lieu thereof, merchandise or service discounts, amounts paid in a form other than cash, and other fringe benefits. Annual earnings are limited as required under Section 401(a)(17) of the Internal Revenue Code.

The Retirement Plan pension formula provides a benefit of 36% of a participant’s final average earnings, plus 16.5% of the participant’s final average earnings in excess of Social Security “covered compensation.” This benefit accrues ratably over 30 years of service. A participant accrues an additional benefit of 1/2% of final average earnings for years of service in excess of 30. Early retirement is available at age 55 with 10 years of service. The life annuity payable at early retirement is subsidized relative to the normal retirement benefit. The payment amount in life annuity form is 97% of the full benefit amount at age 64, and 50% at age 55, with adjustments between those two ages. Mr. Schmalz, Mr. Camp and Mr. Batchelder are currently eligible for early retirement.

When a participant is eligible for a pension, the participant has a choice of a life annuity, a joint and 50% survivor annuity, a joint and 66 2/3% survivor annuity, or a joint and 100% survivor annuity. Each joint and survivor annuity form is the actuarial equivalent of the life annuity payable at the same age, with actuarial equivalence determined using the IRS prescribed mortality table under Section 417(e) of the Internal Revenue Code and an interest rate assumption of 6%. A lump-sum payment option is not available under the plan.

Supplemental Retirement Plan

We also sponsor the ADM Supplemental Retirement Plan, which is a non-qualified deferred compensation plan under Section 409A of the Internal Revenue Code. The Supplemental Plan covers participants in the Retirement Plan whose benefit under such plan is limited by the benefit limits of Section 415 or the compensation limit of Section 401(a)(17) of the Internal Revenue Code. The Supplemental Plan also covers any employee whose qualified plan benefit is reduced by participation in the ADM Deferred Compensation Plan. Participation by those employees who otherwise qualify for coverage is at the discretion of the board of directors, Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer. The Supplemental Plan provides the additional benefit that would have been provided under the Retirement Plan but for the limits of Section 415 or 401(a)(17) of the Internal Revenue Code, and but for the fact that elective contributions made by the participant under the ADM Deferred Compensation Plan are not included in the compensation base for the Retirement Plan. A participant is not vested in a benefit under the Supplemental Plan unless and until the participant is vested in a benefit under the Retirement Plan, which requires five years of service for vesting. While benefit payments under the Supplemental Plan currently are linked to the Retirement Plan, starting in 2008 (at the expiration of certain transitional periods available under Section 409A of the Internal Revenue Code), a separate payment form election will be allowed with respect to the Supplemental Plan benefit from among the same options available under the Retirement Plan. It has not been our practice to grant additional service credit under the Supplemental Plan beyond what is earned under the Retirement Plan.

Ms. Woertz entered the Supplemental Plan when she satisfied the one year of service requirement for entry into the Retirement Plan on May 1, 2007. Ms. Woertz’s Terms of Employment provide that, once a participant, her Supplemental Plan benefit will be fully vested, will be calculated after including bonuses in the compensation base, and will be payable in a lump sum six months following her separation from service.

Nonqualified Deferred Compensation

The following table summarizes information with respect to the participation of the named executive officers in our non-qualified deferred compensation plans for the fiscal year ended June 30, 2007.

		Aggregate	Aggregate
	Executive	Earnings	Balance
	Contributions	in Last	at Last
	in Last FY	FY	FYE
Name	($)(1)	($)(2)	($)(3)

P. A. Woertz	30,000	1,354	31,354
D. J. Schmalz	113,661	249,414	1,824,932
D. J. Smith	0	0	0
W. H. Camp	52,718	91,373	708,987
J. D. Rice	0	223,478	1,442,980
L.W. Batchelder	0	104,510	831,572

(1)	The amounts reported in this column were reported in the Summary Compensation Table on page 18 as part of each individual’s compensation for the fiscal year ended June 30, 2007.

(2)	The amounts reported in this column were not reported in the Summary Compensation Table as part of each individual’s compensation for the most recent fiscal year because none of the earnings is considered to be “above market.”

(3)	Of the amounts shown in this column, the following amounts were previously reported as compensation to the respective individuals in the Summary Compensation Table in previous years:

Amount Reported as
Compensation in Previous Years
Name	($)

P.A. Woertz	0
D. J. Schmalz	649,807
W. H. Camp	411,530
J. D. Rice	879,574
L.W. Batchelder	0

We sponsor two nonqualified deferred compensation plans — the ADM Deferred Compensation Plan for Selected Management Employees I and II (referred to as “Deferred Comp Plan I” and “Deferred Comp Plan II”). Deferred Comp Plan I was frozen as to new participants and new deferrals effective January 1, 2005, and is maintained as a separate “grandfathered” plan under Section 409A of the Internal Revenue Code. Deferred Comp Plan II is structured to comply with Section 409A. Deferred Comp Plan II covers salaried employees of our company and its affiliates whose annualized base salary is $175,000 or more. Participation by those employees who otherwise qualify for coverage is at the discretion of the board of directors, Compensation/Succession Committee or, in the case of employees other than executive officers, the Chief Executive Officer.

A participant in Deferred Comp Plan II can defer up to 75% of his or her base salary and bonus. Earnings credits are added based upon hypothetical investment elections made by participants. A participant can establish up to five “scheduled distribution accounts” that are payable upon dates specified by the participant, generally in a lump sum, but with one such account eligible for installment payout over a period of two to five years. Withdrawals are allowed upon a showing of “hardship” by the participant in accordance with Section 409A. A participant also can establish a “retirement account” to be paid six months following termination of employment. Payment following termination of employment is in a lump sum, except that a participant can elect upon initial deferral into the account to have installments paid over a period of two to twenty years if termination of employment occurs after retirement eligibility. Small account balances of $10,000 or less are paid in a lump sum only. Deferred Comp Plan II provides for “make-whole” company matching credits to the extent that a participant’s election to defer under the Deferred Comp Plan II causes a loss of company matching contributions under the 401(k) and Employee Stock Ownership Plan. No “make-whole” company matching credits were made on behalf of the named executive officers for fiscal year 2007.

A participant with an account balance remaining under Deferred Comp Plan I continues to receive earnings credits on such account based upon hypothetical investment elections made by the participant. A participant can establish up to two “scheduled distribution accounts” that are payable upon dates specified by the participant in either a lump sum or installments over a period of two to four years. A participant also can take unscheduled withdrawals of up to 25% of the balance of his or her accounts, subject to a withdrawal penalty of 10% of the withdrawn amount. Only one such unscheduled withdrawal is allowed in any year. Withdrawals also are allowed upon a showing of “hardship” by the participant. A participant’s account under Deferred Comp Plan I is paid following termination of employment. Payment following termination of employment is in a lump sum, except that a participant can elect to have installments paid over a period of two to twenty years if termination of employment occurs after retirement eligibility.

Deferred Comp Plan I and II balances are fully vested. Unpaid amounts at death are paid to designated beneficiaries.

The hypothetical investment options available under Deferred Comp Plans I and II are determined by us and correspond with the investment options (other than our company’s common stock) that are made available to participants in the qualified 401(k) and Employee Stock Ownership Plan. These investment options consist of shares in the publicly-traded, open-end mutual funds listed below, and the plan earnings credited to each participant’s account in these plans corresponds to the earnings performance of the mutual funds selected. Participants in the Deferred Comp Plans I and II may reallocate the amount of new deferrals and existing account balances among these investment options at any time. We do not set assets aside for the benefit of plan participants, but we do maintain investments separately in a company account to hedge the liabilities created by the plans.

In fiscal 2007, the investment options available under Deferred Comp Plans I and II and their respective notional rates of return were as follows:

Fiscal 2007 Rate of Return
Investment Option	(7/1/06 to 6/30/07)

Invesco IRT Stable Value Fund	4.72%
PIMCO Bond Fund	5.23%
Vanguard Wellington Fund	17.78%
Dodge & Cox Stock Fund	19.74%
Vanguard Institutional Index Fund	20.55%
TCW Galileo Select Equities Fund	10.78%
T. Rowe Price Mid-Cap Growth Fund	21.46%
Frontegra IronBridge Small-Cap Fund	22.11%
BlackRock International Value Fund	24.4%
Vanguard LifeStrategy Income Fund	10.06%
Vanguard LifeStrategy Conservative Growth Fund	13.3%
Vanguard LifeStrategy Moderate Growth Fund	16.64%
Vanguard LifeStrategy Growth Fund	20.0%

Termination of Employment and Change-in-Control Arrangements

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to named executive officers of our company in the event of a termination of employment or a change in control of the company. See the tabular disclosure and narrative description under the Pension Benefits and Nonqualified Deferred Compensation sections above for detail regarding payments that would result from a termination of employment or change in control of our company under our pension and nonqualified deferred compensation plans. The individual agreement we have with Ms. Woertz related to termination of employment and change in control of our company is discussed below.

Under the terms of the restricted stock award agreements pertaining to the awards held by named executive officers, vesting accelerates upon the death of the award recipient or a change in control of our company, and generally continues in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, unvested shares are forfeited. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s unvested shares will be forfeited, and any shares that have already vested must be returned to us or the recipient must pay us the amount of the shares’ fair market value as of the date they vested. Under the terms of the stock option agreements pertaining to the awards held by named executive officers, vesting and exercisability accelerate upon the death of the recipient or change in control of our company, and may continue in accordance with the original vesting schedule if employment ends as a result of disability or retirement. If employment ends for other reasons, a recipient forfeits any interest in the unvested portion of any option, but retains the right to exercise the previously vested portion of any option for a period of three months. In addition, if an award recipient’s employment is terminated for cause, or if the recipient breaches a non-competition or confidentiality restriction or participates in an activity deemed by us to be detrimental to our company, the recipient’s right to exercise any unexercised options will terminate, the recipient’s right to receive option shares will terminate, and any shares already issued upon exercise of the option must be returned to us in exchange for the lesser of the shares’ then-current fair market value or the price paid for the shares, or the recipient must pay us cash in the amount of the gain realized by the recipient from the exercise of the option.

The amount of compensation payable to each named executive officer in various termination and change in control scenarios is listed in the tables below. The amounts listed are calculated based on the assumption that the named executive officer’s employment was terminated or that a change in control occurred on June 30, 2007.

P. A. Woertz

The following table lists the potential payments and benefits upon termination of employment or change in control of our company for Ms. Woertz, our Chairman, President and Chief Executive Officer. We entered into Terms of Employment with Ms. Woertz when she joined our company. The payments and benefits provided in the Terms of Employment are described in detail below the table.

	Involuntary		Voluntary
	Termination		Termination
	without Cause		without Good
	or Voluntary		Reason or	Termination
	Termination		Involuntary	Related to a
	for Good		Termination	Change in
Benefits and Payments	Reason		with Cause	Control		Disability		Death
upon Termination	($)		($)	($)		($)		($)

Salary	2,400,000		0	3,600,000		0		0
Bonus	3,000,000		0	4,500,000		0		0
Health benefits	12,853	(1)	0	19,791	(4)	0		0
Vesting of nonvested stock options	0	(2)	0	0	(5)	—	(7)	0	(5)
Vesting of nonvested restricted stock awards	5,036,331	(2)	0	5,036,331	(5)	—	(7)	5,036,331	(5)
Severance	596,315	(3)	0	894,473	(6)	0		0
Gross-up for excise tax	0		0	0		0		0

(1)	Represents the discounted present value of two years of extended health coverage granted pursuant to Ms. Woertz’s Terms of Employment, using a discount rate of 6%.

(2)	Represents the value of two years of accelerated vesting of stock options and restricted stock pursuant to Ms. Woertz’s Terms of Employment. No value is ascribed to the acceleration of stock options because the exercise price of all such options was in excess of the fair market value of a share of our common stock on June 30, 2007. The amount shown with respect to restricted stock was calculated by multiplying the number of shares as to which accelerated vesting occurs by the fair market value of a share of our common stock on June 30, 2007.

(3)	Severance payment granted pursuant to Ms. Woertz’s Terms of Employment. Represents two years’ credit with respect to age, service and covered compensation for purposes of calculating pension benefits. Amount calculated using the projected RP2000 mortality table and a discount rate of 6.00% per annum.

(4)	Represents discounted present value of three years of extended health coverage granted pursuant to Ms. Woertz’s Terms of Employment, using a discount rate of 6% per annum.

(5)	Pursuant to Ms. Woertz’s Terms of Employment, vesting and exercisability of all equity awards is accelerated in full. Values shown were calculated in the same manner as described in note (2) to this table.

(6)	Severance payment granted pursuant to Ms. Woertz’s Terms of Employment. Represents three years’ credit with respect to age, service and covered compensation for purposes of calculating pension benefits. Amount calculated using the projected RP2000 mortality table and a discount rate of 6.00% per annum.

(7)	Pursuant to the terms of the 2002 Incentive Compensation Plan, vesting of all equity awards continues after termination of employment.

Upon an involuntary termination of Ms. Woertz’s employment by the board of directors without cause or the voluntary termination by Ms. Woertz of her employment for good reason in circumstances that are unrelated to a change in control of our company, Ms. Woertz shall receive payments equal to two years’ base salary plus target annual bonus paid in equal installments on the regular payroll schedule, two years of continuation coverage under the company’s benefit plans, two years of accelerated vesting of equity awards, and two years’ credit with respect to age, service and covered compensation for purposes of calculating pension benefits.

Ms. Woertz’s Terms of Employment generally provide that a termination is for “cause” if it is as a result of her indictment for or conviction of a felony or any crime involving dishonesty, fraud, theft or financial impropriety, or a determination by the board that she has (i) willfully and continuously failed to substantially perform her duties, (ii) engaged in a material act of dishonesty or gross misconduct in employment that is injurious to the company, or (iii) willfully violated a material requirement of the company’s code of conduct or her fiduciary duty to the company. The Terms of Employment also generally provide that a termination by Ms. Woertz is for “good reason” if it results from (i) an adverse change in her status or positions as President and CEO of the company, or removal from such positions, (ii) any reduction in her base salary or target bonus, (iii) requiring her to relocate to a place of employment more than 50 miles from the company’s headquarters, (iv) the failure to re-elect her as a director or her removal as a director, or (v) the company’s failure to obtain agreement from any successor to the company’s business to assume and perform the Terms of Agreement.

Upon an involuntary termination of Ms. Woertz’s employment by the board of directors without cause or the voluntary termination by Ms. Woertz of her employment for good reason that occurs prior to and in connection with, or within two years following, a change in control of our company, Ms. Woertz shall receive a lump-sum payment equal to three years’ base salary plus target annual bonus, accelerated vesting of all outstanding equity awards, three years of continuation coverage under our benefit plans, three years’ credit with respect to age, service and covered compensation for purposes of calculating pension benefits, gross-up for any excise tax payable under Internal Revenue Code Section 280G, and other terms and provisions to be developed with the board. A “change in control” would generally include for these purposes (i) a person or group acquiring 30% or more of our voting securities, (ii) approval by our stockholders of the dissolution or liquidation of the company or the sale of all or substantially all of its assets, (iii) the consummation of certain mergers or other business combinations, (iv) a majority of our directors are replaced under certain circumstances, or (v) the board determines that a person or group has acquired effective control of the company’s business and affairs.

As a condition to receiving severance payments and benefits, Ms. Woertz agreed in the Terms of Employment to release us from all claims and to abide by reasonable post-employment restrictive covenants, such as non-competition with principal competitors, non-solicitation of employees, customers and suppliers, and non-disparagement of our company and board of directors, for two years following termination of employment.

D.	J. Schmalz, D. J. Smith, W. H. Camp, J.D. Rice, and L.W. Batchelder

The following table lists the potential payments and benefits upon termination of employment or change in control of our company for our named executive officers other than P. A. Woertz under the terms of agreements involving stock option and restricted stock awards.

			Involuntary		Termination
	Benefits and		Termination		Related to a
	Payments	Voluntary	without	Termination	Change in
	upon	Termination	Cause	for Cause	Control		Disability		Death		Retirement
Name	Termination	($)	($)	($)	($)		($)		($)		($)

D. J. Schmalz	Vesting of	0	0	0	2,594,250	(1)	—	(2)	2,594,250	(1)	—	(2)
	nonvested stock options
	Vesting of	0	0	0	6,856,811	(1)	—	(2)	6,856,811	(1)	—	(2)
	nonvested restricted stock awards
D. J. Smith	Vesting of	0	0	0	2,995,926	(1)	—	(2)	2,995,926	(1)	0	(3)
	nonvested stock options
	Vesting of	0	0	0	7,867,346	(1)	—	(2)	7,867,346	(1)	0	(3)
	nonvested restricted stock awards
W. H. Camp	Vesting of	0	0	0	2,506,812	(1)	—	(2)	2,506,812	(1)	—	(2)
	nonvested stock options
	Vesting of	0	0	0	7,563,315	(1)	—	(2)	7,563,315	(1)	—	(2)
	nonvested restricted stock awards
J. D. Rice	Vesting of	0	0	0	2,813,330	(1)	—	(2)	2,813,330	(1)	0	(3)
	nonvested stock options
	Vesting of	0	0	0	7,449,221	(1)	—	(2)	7,449,221	(1)	0	(3)
	nonvested restricted stock awards
L.W Batchelder	Vesting of	0	0	0	2,461,966	(1)	—	(2)	2,461,966	(1)	—	(2)
	nonvested stock options
	Vesting of	0	0	0	6,813,496	(1)	—	(2)	6,813,496	(1)	—	(2)
	nonvested restricted stock awards

(1)	Vesting and exercisability of all equity awards is accelerated in full. The amount shown with respect to stock options was calculated with respect to options that were “in the money” as of June 30, 2007, and was determined by multiplying the number of shares subject to those options as to which accelerated vesting occurs by the difference between the fair market value of a share of our common stock on June 30, 2007 and the exercise price of the stock option. The amount shown with respect to restricted stock was calculated by multiplying the number of shares as to which accelerated vesting occurs by the fair market value of a share of our common stock on June 30, 2007.

(2)	Pursuant to the terms of the 1996 Stock Option Plan, 1999 Incentive Compensation Plan, and 2002 Incentive Compensation Plan, vesting of equity awards may continue on the same schedule after termination of employment.

(3)	Because this named executive officer is not yet eligible for retirement under the terms of the ADM Retirement Plan for Salaried Employees, no current termination of employment would be considered “retirement” under any of the applicable equity-based compensation plans.

Director Compensation for Fiscal 2007

Our standard compensation for non-employee directors consists of an annual retainer of $200,000, one-half of which must be paid in stock units pursuant to our Stock Unit Plan for Non-Employee Directors. The other half of the annual retainer may be paid in cash, stock units, or a combination of both, at the election of each non-employee director. Each stock unit is deemed for valuation and bookkeeping purposes to be the equivalent of a share of our common stock. We do not pay fees for attendance at board and committee meetings, nor do we pay supplemental retainers for service as committee chairpersons. Directors are reimbursed for out-of-pocket traveling expenses incurred in attending board and committee meetings.

Stock units are credited to the account of each non-employee director on a quarterly basis in an amount determined by dividing the quarterly amount of the retainer to be paid in stock units by the fair market value of a share of our common stock on the last business day of that quarter, and are fully vested at all times. As of any date on which cash dividends are paid on our common stock, each director’s stock unit account is also credited with stock units in an amount determined by dividing the dollar value of the dividends that would have been paid on the stock units in that director’s account had those units been actual shares by the fair market value of a share of our stock on the dividend payment date. For purposes of this plan, the “fair market value” of a share of our common stock on any date is the average of the high and low reported sales prices for our stock on the New York Stock Exchange on that date. Each stock unit is paid out in cash on the first business day following the earlier of (i) five years after the end of the calendar year that includes the quarter for which that stock unit was credited to the director’s account, and (ii) when the director ceases to be a member of our board. The amount to be paid will equal the number of stock units credited to a director’s account multiplied by the fair market value of a share of our stock on the payout date. A director may elect to defer the receipt of these payments in accordance with the plan.

The following table summarizes compensation provided to each non-employee director for services provided during fiscal 2007.

	Fees Earned or
	Paid in	Stock	All Other
	Cash	Awards	Compensation	Total
Name(1)	($)(2)	($)(3)	($)	($)

A. L. Boeckmann	100,000	100,000	—	200,000
M. H. Carter	100,000	100,000	—	200,000
R. S. Joslin	100,000	100,000	—	200,000
A. Maciel	100,000	100,000	—	200,000
P. J. Moore	100,000	100,000	—	200,000
M. B. Mulroney	100,000	100,000	—	200,000
T. F. O’Neill	100,000	100,000	—	200,000
O. G. Webb	100,000	100,000	—	200,000
K. R. Westbrook	100,000	100,000	—	200,000

(1)	G. Allen Andreas served as a director of the board until his resignation effective February 3, 2007. During fiscal 2007 prior to his resignation, he was employed by the company as its Chairman, which was not an executive officer position, and his compensation in that capacity is described earlier in this proxy statement under the caption “Certain Relationships and Related Transactions.” He did not receive additional compensation from the company for services provided as a director.

(2)	As described above, one-half of the annual retainer of $200,000 is paid in stock units, which are reported in the “Stock Awards” column. In addition, the directors may elect to receive the other half of the annual retainer in the form of cash, stock units or a combination of both. For fiscal 2007, the directors elected to receive the following portions of the fees shown in this column in the form of stock units: Messrs. Joslin and Mulroney and Ms. Carter, each 100%; Mr. Westbrook, 85%; and Mr. Moore, 50%.

(3)	The amounts set forth in this column represent the dollar amount of compensation expense recognized for financial statement reporting purposes during fiscal 2007 in connection with mandatory stock unit grants to each of the listed directors. Because these stock units are fully vested when granted, we immediately expense the full grant date fair value in accordance with the provisions of SFAS No. 123(R). The aggregate number of stock units credited to the account of each non-employee director as of June 30, 2007 (including mandatory stock unit grants, voluntary elections to receive stock units and the deemed reinvestment of dividends) was as follows:

Number of Stock
Name	Units at 6/30/07

A. L. Boeckmann	12,820
M. H. Carter	79,051
R. S. Joslin	50,929
A. Maciel	3,178
P. J. Moore	28,875
M. B. Mulroney	83,384
T. F. O’Neill	8,507
O. G. Webb	38,761
K. R. Westbrook	23,924

Equity Compensation Plan Information

				Number of Securities
	Number of Securities			Remaining Available for
	to be Issued Upon		Weighted-Average	Future Issuance Under
	Exercise of		Exercise Price of	Equity Compensation
	Outstanding Options,		Outstanding Options,	Plans (Excluding
	Warrants and		Warrants and	Securities Reflected in
Plan Category	Rights(a)		Rights(b)	Column (a))(c)

Equity Compensation Plans Approved by Security Holders	9,917,651	(1)	$19.85	16,201,998	(2)
Equity Compensation Plans Not Approved By Security Holders	0		0	0
Total	9,917,651	(1)	$19.85	16,201,998	(2)

(1)	Consists of 28,950 shares to be issued upon exercise of outstanding options pursuant to the Company’s 1991 Stock Option Plan, 489,630 shares to be issued upon exercise of outstanding options pursuant to the Company’s 1996 Stock Option Plan, 2,147,272 shares to be issued upon exercise of outstanding options pursuant to the Company’s 1999 Incentive Compensation Plan, 6,715,820 shares to be issued upon exercise of outstanding options pursuant to the Company’s 2002 Incentive Compensation Plan and 535,979 shares to be issued upon exercise of outstanding options pursuant to the ADM International Limited Savings-Related Share Option Scheme, all as of June 30, 2007.

(2)	Consists of 1,150,917 shares available for issuance pursuant to the Company’s 1999 Incentive Compensation Plan, 10,640,898 shares available for issuance pursuant to the Company’s 2002 Incentive Compensation Plan, and 4,410,183 shares available for issuance pursuant to the ADM International Limited Savings-Related Share Option Scheme, all as of June 30, 2007. Benefits which may be granted under the 1999 Incentive Compensation Plan and 2002 Incentive Compensation Plan are options, stock appreciation rights, restricted stock, performance shares, performance units and cash-based awards. Only options can currently be granted under the ADM International Limited Savings-Related Share Option Scheme.

The Company does not have any equity compensation plans that have not been approved by the stockholders.

Report of the Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders relating to the Company’s (i) financial statements and the financial reporting process, (ii) preparation of the financial reports and other financial information provided by the Company to any governmental or regulatory body, (iii) systems of internal accounting and financial controls, (iv) internal audit function, (v) annual independent audit of the Company’s financial statements, (vi) legal compliance and ethics programs as established by management and the Board, and (vii) related-party transactions.

The Audit Committee assures that the corporate information gathering and reporting systems developed by management represent a good faith attempt to provide senior management and the Board of Directors with information regarding material acts, events, and conditions within the Company. In addition, the Audit Committee is directly responsible for the appointment, compensation, and oversight of the independent auditors. The Audit Committee ensures that the Company establishes, resources, and maintains a professional internal auditing function and that there are no unjustified restrictions or limitations imposed on such function. The Audit Committee reviews the effectiveness of the internal audit function and reviews and approves the actions relating to the General Auditor, including performance approvals related to base and incentive compensation. The Audit Committee is comprised of four independent directors, all of whom are financially literate and three of whom (T. F. O’Neill, the Chairperson of the Audit Committee, P. J. Moore, and R. S. Joslin) have been determined by the Board of Directors to be “financial experts” as defined by the Securities and Exchange Commission (“SEC”).

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the annual report with management, including a discussion of the quality — not just the acceptability — of the accounting principles, the reasonableness of significant judgments, the development and selection of the critical accounting estimates, and the clarity of disclosures in the financial statements. Also, the Audit Committee discussed with management education regarding compliance with the policies and procedures of the Company as well as federal and state laws.

The Audit Committee reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the effectiveness of our internal control over financial reporting, and the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees, AU Section 380), including their judgment as to the quality — not just the acceptability — of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors the auditors’ independence from management and the Company. The Audit Committee has adopted an Audit and Non-audit Services Pre-Approval Policy and considered the compatibility of non-audit services with the independent auditors’ independence. The Audit Committee recommended to the Board of Directors (and the Board of Directors approved) a hiring policy related to current and former employees of the independent auditor.

The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the accounting and financial controls, and the overall quality of the Company’s financial reporting. The Audit Committee meets individually with members of management in executive session. The Audit Committee held ten meetings during fiscal year 2007.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2007 for filing with the SEC. The Audit Committee has appointed Ernst & Young LLP as independent auditor for the fiscal year ending June 30, 2008.

T. F. O’Neill, Chairperson
A. L. Boeckmann
R. S. Joslin
P. J. Moore

Auditors

The Audit Committee has engaged the services of Ernst & Young LLP, independent registered public accounting firm, for the fiscal year ending June 30, 2008. Under the Sarbanes-Oxley Act of 2002 and related rulemaking, the Audit Committee is required to appoint and directly oversee our independent auditors. In light of these requirements, the Audit Committee has determined not to submit the appointment of Ernst & Young LLP to the stockholders for ratification. Representatives of Ernst & Young LLP will attend the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees Paid to Independent Auditors

The following table shows the aggregate fees paid to Ernst & Young LLP by us for the services it rendered during the fiscal years ended June 30, 2007 and 2006:

	Amount($)
Description of Fees	2007	2006

Audit Fees(1)	$12,601,000	$11,226,000
Audit-Related Fees(2)	141,000	176,000
Tax Fees(3)	1,071,000	1,126,000
All Other Fees	—	—

Total	$13,813,000	$12,528,000

(1)	Includes fees for audit of annual financial statements, reviews of the related quarterly financial statements, audit of the effectiveness of our company’s internal control over financial reporting, certain statutory audits, and SEC filings.

(2)	Includes fees for accounting and reporting assistance and audit-related work in connection with employee benefit plans of our company.

(3)	Includes fees related to tax planning advice, tax return preparation, and expatriate tax services.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted an Audit and Non-audit Services Pre-Approval Policy. This policy provides that audit services engagement terms and fees, and any changes in such terms or fees, are subject to the specific pre-approval of the Audit Committee. The policy further provides that all other audit services, audit-related services, tax services, and permitted non-audit services, are subject to pre-approval by the Audit Committee. All of the services Ernst & Young LLP performed for us during the last fiscal year were pre-approved by the Audit Committee.

STOCKHOLDER’S PROPOSAL NO. 1

The Office of the Comptroller of New York City, 1 Centre Street, New York, New York 10007, has notified the Company that it intends to present the following resolution at the annual meeting, as custodian and trustee of the New York City Employees’ Retirement System, beneficial owners of 837,344 shares of Common Stock of the Company, the New York City Teachers’ Retirement System, beneficial owners of 635,124 shares of Common Stock of the Company, the New York City Police Pension Fund, beneficial owners of 305,857 shares of Common Stock of the Company, the New York City Fire Department Pension Fund, beneficial owners of 100,771 shares of Common Stock of the Company, and as custodian of the New York City Board of Education Retirement System, beneficial owners of 50,972 shares of Common Stock of the Company. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement. The Board of Directors recommends a vote AGAINST this stockholder proposal. As required by Securities and Exchange Commission rules, the resolution and supporting statement are printed below.

ARCHER DANIELS MIDLAND COMPANY GLOBAL HUMAN RIGHTS STANDARDS

Submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds

Whereas, Archer Daniels Midland Company, currently has overseas operations, and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights, and the United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights (“UN Norms”), which include the following principles:

1. All worker have the right to form and join trade unions and to Bargain collectively. (ILO Conventions 87 and 98; UN Norms, section D9).

2. Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation function. (ILO Convention 135; UN Norms, section D9)

3. There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111;UN Norms, section B2).

4. Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105; UN Norms, section D5).

5. There shall be no use of child labor. (ILO Convention 138; UN Norms, section D6), and,

Whereas, independent monitoring of corporate adherence to these internationally recognized principles is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained,

Therefore, be it resolved that the shareholders request that the company commit itself to the implementation of a code of conduct based on the aforementioned ILO human rights standards and United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights, by its international suppliers and in its own international production facilities, and commit to a program of outside, independent monitoring of compliance with these standards.

Recommendation of the Board of Directors AGAINST the Proposal

Throughout the history of ADM, it has been the objective of the Company to maintain operating standards that incorporate the highest ideals of character and business conduct. The Company’s current Business Code of Conduct and Ethics, adopted in 2003, is a statement of the values to be recognized in the conduct of ADM’s business by its employees, officers, directors and other agents. The Business Code of Conduct and Ethics is available on the Company’s internet site, www.admworld.com and is available free of charge on written request to Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666.

The Business Code of Conduct and Ethics sets forth standards regarding, among other things, fair employment, health and safety, and child labor. Those standards are summarized below. ADM is committed to the fair and equitable treatment of all its employees and applicants for employment. The Company evaluates applicants and employees by their qualifications, demonstrated skills and achievements. ADM shall provide a work environment free from verbal or physical conduct which intimidates and harasses. The Company will not employ legally underage workers or forced labor. ADM will provide a safe and healthy workplace at each ADM location. ADM supports business partners who treat employees with dignity and respect and follow local employment laws. ADM will not condone the employment or exploitation of legally underage workers or forced labor and will not knowingly use suppliers who employ such workers or labor.

The Board believes that the Company’s Business Code of Conduct and Ethics and the Company’s existing business practices address the substantive areas covered by the proposal. For these reasons, the Board does not believe that adoption of this proposal is necessary or in furtherance of the best interests of ADM stockholders.

Accordingly, the Board of Directors recommends that stockholders vote AGAINST this stockholder proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice.

STOCKHOLDER’S PROPOSAL NO. 2

The Office of the Treasurer of the State of Connecticut, 55 Elm Street, Hartford, Connecticut 06106, has notified the Company that it intends to present the following resolution at the annual meeting, on behalf of the Connecticut Retirement Plans and Trust Funds, beneficial owners of 1,021,729 shares of Common Stock of the Company. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement. The Board of Directors recommends a vote AGAINST this stockholder proposal. As required by Securities and Exchange Commission rules, the resolution and supporting statement are printed below.

The Connecticut Retirement Plans and Trust Funds (“CRPTF”)

RESOLVED, that shareholders of Archer-Daniels-Midland Company. (“ADM”) urge the board of directors to adopt a policy that Company shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by ADM’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

In our view, investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. According to a recent Watson Wyatt survey, 90% of institutional investors believe the US executive pay model has dramatically overpaid executives, and 87% of institutional investors believe pay is too heavily influenced by management

(See Watson Wyatt, Balance under Pressure, (2006)). Additionally, recent media attention to questionable dating of stock options grants by companies has raised related investor concerns.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004))

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge ADM’s board to allow shareholders to express their opinion about senior executive compensation at ADM by establishing an annual referendum process. The results of such a vote would, we think, provide ADM with useful information about whether shareholders view the company’s senior executive compensation, as reported each year, to be in shareholders’ best interests.

We urge shareholders to vote for this proposal.

Recommendation of the Board of Directors AGAINST the Proposal

The Board of Directors believes that “say on pay” proposals are primarily motivated by corporate scandals, pay-for-performance disconnects, rewards for failure and steep increases in pay levels for certain executives. We also believe that none of these motivating factors is applicable to the Company’s executive compensation programs.

As discussed in this proxy statement under “Compensation Discussion and Analysis,” the executive compensation programs of the Company are designed to attract, retain and motivate highly-talented individuals to lead the Company and to be competitive with the total compensation provided by a comparator group of companies for positions involving similar duties and responsibilities. The Compensation/Succession Committee defines competitiveness as providing targeted total compensation between the 40th and 60th percentile levels of total compensation offered by a comparator group of companies. The Board believes, and the outside compensation consultants retained by the Compensation/Succession Committee have confirmed, that the Company’s executive compensation programs are consistent with this definition of competitiveness.

Overseeing the setting and administration of the Company’s executive compensation is a core responsibility of the Compensation/Succession Committee. The Compensation/Succession Committee is comprised exclusively of independent directors who meet on a regular basis to establish and review the Company’s policies and practices related to total compensation for executives, as well as annual and long-term performance goals and objectives for the Company’s executive officers. The Company believes that its compensation policies and programs effectively serve the interest of stockholders and the Company and are appropriately balanced and competitive to accomplish the crucial task of recruiting, motivating and retaining talented senior executives.

Further, as discussed in this proxy statement under “Compensation Discussion and Analysis,” upon the recommendation of the Compensation/Succession Committee, the Board of Directors approved the following changes to the Company’s executive compensation programs for fiscal 2008:

•	Introduction of an annual cash incentive award based on financial performance as measured by return on net assets and Company-wide performance relating to safety and personnel development;

•	Discontinuance of the portion of annual equity-based incentive awards that historically were based on achievement of individual performance objectives;

•	Using return on net assets rather than total business return as the metric for the determination of the Company performance portion of annual equity-based incentive awards; and

•	Altering the mix of equity-based incentive awards granted on the basis of Company performance to be payable in the form of stock options and restricted stock in equal portions.

These changes are generally expected to increase the performance-based portion of both annual cash compensation and total compensation, increase the portion of performance-based compensation for executives that is based on Company rather than on individual performance, and better align the Company’s compensation structure with prevailing market practices.

The Board believes that stockholder communication and input is invaluable and essential. To that end, the Company already maintains an effective means for stockholders to communicate directly with the Board and the Compensation/Succession Committee by mail. The procedures for communicating with the Board or the Compensation/Succession Committee are described in this proxy statement under “Communications with Directors.” The Company believes that by using such direct communication, stockholders can effectively provide the Board with meaningful insight into specific concerns regarding compensation of the Company’s executive officers. An after-the-fact, up-or-down advisory vote, on the other hand, would not communicate meaningful or specific criticism that could be used by the Board to address stockholder concerns in a timely manner. In fact, if implemented, such an advisory vote may force the Board to speculate about stockholder concerns and could be counterproductive if the Board were to misinterpret the results of such vote.

The Board of Directors and its Compensation/Succession Committee exercise great care and discipline in determining and disclosing executive compensation. The Board of Directors does not believe the advisory vote called for by the proponent is warranted in view of the Company’s compensation practices, will enhance the Company’s governance practices or improve communication with stockholders.

Accordingly, the Board of Directors recommends that stockholders vote AGAINST this stockholder proposal. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice.

Deadline for Submission of Stockholder Proposals

Proposals of stockholders intended to be presented at the next annual meeting and desired to be included in our proxy statement for that meeting must be received by the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666, no later than June 1, 2008 in order to be included in such proxy statement. Generally, if written notice of any stockholder proposal intended to be presented at the next annual meeting, and not included in our proxy statement for that meeting, is not delivered to the Secretary at the above address between August 10, 2008 and September 9, 2008 (or, if the next annual meeting is called for a date that is not within the period from October 9, 2008 to December 8, 2008, if such notice is not so delivered by the close of business on the tenth day following the earlier of the date on which notice of the date of such annual meeting is mailed or public disclosure of the date of such annual meeting is made), or if such notice does not contain the information required by Section 1.4(c) of our bylaws, the chair of the annual meeting may declare that such stockholder proposal be disregarded.

Stockholders with the Same Address

Individual stockholders sharing an address with one or more other stockholders may elect to “household” the mailing of the proxy statement and our annual report. This means that only one annual report and proxy statement will be sent to that address unless one or more stockholders at that address specifically elect to receive separate mailings. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not affect dividend check mailings. We will promptly send a separate annual report and proxy statement to a stockholder at a shared address on request. Stockholders with a shared address may also request us to send separate annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address.

Requests related to householding should be made by writing Shareholder Relations, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666 or by calling our Shareholder Relations at 217/424-5656. If you are a stockholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

Other Matters

It is not contemplated or expected that any business other than that pertaining to the subjects referred to in this proxy statement will be brought up for action at the meeting, but in the event that other business does properly come before the meeting calling for a stockholders’ vote, the named proxies will vote thereon according to their best judgment in the interest of our company.

By Order of the Board of Directors
ARCHER-DANIELS-MIDLAND COMPANY

D. J. Smith, Secretary

September 29, 2007

2007 ANNUAL MEETING ADMISSION TICKET

Instructions for Voting Your Proxy

- Shares held of record
- ADM Dividend Reinvestment Plan
- ADM Stock Purchase Plan
- ADM 401(k)/ESOP for Salaried Employees
- ADM 401(k)/ESOP for Hourly Employees
- ADM Stock Purchase Plan for Salaried Employees (Canada)
- ADM Stock Purchase Plan for Hourly Employees (Canada)

- This method of voting is available for residents of the U.S. and Canada
- On a touch tone telephone, call **TOLL FREE 1-800-850-5909**, 24 hours a day, 7 days a week
- You will be asked to enter **ONLY** the CONTROL NUMBER shown below
- Have your proxy card ready, then follow the prerecorded instructions
- Your vote will be confirmed and cast as you directed

- Visit the Internet voting website at http://proxy.georgeson.com
- Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen
- You will incur only your usual Internet charges

COMPANY NUMBER	CONTROL NUMBER

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

X **Please mark votes as in this example.**

1. Election of Directors — FOR (all nominees listed (except as indicated)) ☐ — WITHHOLD AUTHORITY (to vote all nominees listed) ☐

Householding Option: — FOR ☐ — AGAINST ☐
Mark "FOR" to enroll this account to receive future Annual Meeting documents in a single package per household. Mark "AGAINST" if you do not want to participate.

	FOR	AGAINST	ABSTAIN
2. Adopt Stockholder's Proposal No. 1 (Code of Conduct Regarding Global Human Rights Standards.)	☐	☐	☐
3. Adopt Stockholder's Proposal No. 2 (Advisory Resolution to Ratify Compensation Listed in Summary Compensation Table.)	☐	☐	☐

DATE: ______________________, 2007

____
SIGNATURE(S)

Annual Meeting of Stockholders 2007 ANNUAL MEETING Thursday, November 8, 2007 ADMISSION TICKET 10:30 a.m. C.S.T. James R. Randall Research Center 1001 Brush College Road Decatur, IL 62526
Please present this ticket for admittance of the stockholder(s) named above. Admittance will be based upon availability of seating. Instructions for Voting Your Proxy This proxy covers all Archer-Daniels-Midland We are now offering stockholders three alternative · Have your proxy card ready, then follow the Company shares you own in any of the following ways of voting this proxy: prerecorded instructions ways (provided the registrations are identical): • Your vote will be confirmed and cast as you · By Telephone (using a touch tone telephone) directed · Shares held of record · Through the Internet (using a browser) · By Mail (traditional method) · ADM Dividend Reinvestment Plan INTERNET VOTING Available only until 5:00 p.m. Your telephone or Internet vote authorizes the Eastern time on November 7, 2007 · ADM Stock Purchase Plan named proxies to vote your shares in the same • Visit the Internet voting website at · ADM 401(k)/ESOP for Salaried Employees manner as if you had returned your proxy card. We http://proxy.georgeson.com
· ADM 401(k)/ESOP for Hourly Employees encourage you to use these cost effective and · Enter the COMPANY NUMBER and CONTROL convenient ways of voting, 24 hours a day, ADM Stock Purchase Plan for Salaried NUMBER shown below and follow the 7 days a week. Employees (Canada) instructions on your screen · ADM Stock Purchase Plan for Hourly TELEPHONE VOTING Available only until 5:00 p.m. • You will incur only your usual Internet charges Employees (Canada) Eastern time on November 7, 2007 VOTING BY MAIL Simply mark, sign and date · This method of voting is available for residents of your proxy card and return it in the postage-paid the U.S. and Canada envelope · On a touch tone telephone, call TOLL FREE · If you are voting by telephone or the Internet, 1-800-850-5909, 24 hours a day, 7 days a week please do not mail your proxy card · You will be asked to enter ONLY the CONTROL NUMBER shown below COMPANY NUMBER CONTROL NUMBER TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE Please mark            X            votes as in this example. This proxy, when properly executed, will be voted in the manner directed below. If no direction is made, this proxy will be voted “FOR” Item 1 and “AGAINST” Items 2 and 3. Archer-Daniels-Midland Company’s Board of Directors Archer-Daniels-Midland Company’s Board of Directors recommends a vote “FOR” Item 1. recommends a vote “AGAINST” Items 2 and 3. FOR            WITHHOLD            FOR AGAINST ABSTAIN 1. Election of Directors            all nominees AUTHORITY 2. Adopt Stockholder’s listed (except to vote all as indicated) nominees listed            Proposal No. 1 (Code of A.L. Boeckmann, M.H. Carter, V.F. Haynes, Conduct Regarding Global A. Maciel, P.J. Moore, M.B. Mulroney, Human Rights Standards.)
T.F. O’Neill, K.R. Westbrook, P.A. Woertz FOR AGAINST ABSTAIN 3. Adopt Stockholder’s (INSTRUCTIONS: To withhold authority to vote for any individual nominee Proposal No. 2 (Advisory strike a line through the nominee’s name in the list above.) Resolution to Ratify FOR AGAINST Compensation Listed in Householding Option: Summary Compensation Table.) Mark “FOR” to enroll this account to receive future Annual Meeting documents in a single package per household. 4. In their discretion, upon any other business that Mark “AGAINST” if you do not want to participate. may properly come before the meeting.
DATE: ___, 2007
___SIGNATURE(S)
IMPORTANT: Please sign exactly as your name(s) appear(s) below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE DETACH PROXY CARD HERE ARCHER-DANIELS-MIDLAND COMPANY This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on November 8, 2007 P This proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder. If no direction is made, this Proxy will be voted “FOR” Item 1 and R “AGAINST” Items 2 and 3. The undersigned hereby appoints P. J. Moore, K. R. Westbrook and P. A. Woertz as Proxies, with the power of substitution, to represent and to vote, as designated O below, all the shares of the undersigned held of record on September 14, 2007, at the Annual Meeting of Stockholders to be held on November 8, 2007 and any adjournments thereof. X
Y THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1 AND “AGAINST” ITEMS 2 and 3. (Important – To be signed and dated on reverse side)